Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Health Management Associates, Inc.

We have audited the accompanying consolidated balance sheets of Health Management Associates, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal controls over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Health Management Associates, Inc. at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Certified Public Accountants

Tampa, Florida

April 9, 2014

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Years Ended December 31,
	2013	2012	2011
Net revenue before the provision for doubtful accounts	$6,701,384	$6,712,646	$5,765,347
Provision for doubtful accounts	(1,158,966)	(876,779)	(712,003)

Net revenue	5,542,418	5,835,867	5,053,344

Salaries and benefits	2,670,116	2,601,481	2,284,269
Supplies	919,626	901,153	773,476
Rent expense	167,992	171,700	153,136
Other operating expenses	1,448,719	1,300,557	1,058,933
Medicare and Medicaid HCIT incentive program	(100,496)	(73,056)	(30,976)
Change in control and other related expenses	133,033	—	—
Depreciation and amortization	390,993	347,188	264,110
Interest expense	281,254	311,067	223,208
Write-offs of deferred debt issuance costs and other related expenses	584	—	24,595
Other	1,928	238	(1,771)

	5,913,749	5,560,328	4,748,980

(Loss) income from continuing operations before income taxes	(371,331)	275,539	304,364
Income tax benefit (provision)	135,341	(90,054)	(104,063)

(Loss) income from continuing operations	(235,990)	185,485	200,301
Loss from discontinued operations, including gains/losses on disposals, net of income taxes	(6,091)	(8,566)	(1,755)

Net (loss) income	(242,081)	176,919	198,546
Net income attributable to noncontrolling interests	(18,528)	(26,972)	(25,215)
Accretion of redeemable equity securities	(67,930)	—	—

Net (loss) income attributable to Health Management Associates, Inc.	$(328,539)	$149,947	$173,331

See accompanying notes.

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Years Ended December 31,
	2013	2012	2011
Net (loss) income	$(242,081)	$176,919	$198,546
Components of other comprehensive income before income taxes attributable to:
Interest rate swap contract Changes in fair value	—	—	47,735
Reclassification adjustments for amortization of expense into net income	70,317	78,969	10,384

Net activity attributable to the interest rate swap contract	70,317	78,969	58,119

Available-for-sale securities Unrealized gains (losses), net	4,467	7,974	(117)
Reclassification adjustments for net gains into net income	—	—	(1,020)

Net activity attributable to available-for-sale securities	4,467	7,974	(1,137)

Other comprehensive income before income taxes	74,784	86,943	56,982
Income tax expense related to items of other comprehensive income	(28,754)	(33,443)	(21,298)

Other comprehensive income, net	46,030	53,500	35,684

Comprehensive (loss) income	(196,051)	230,419	234,230
Comprehensive income attributable to noncontrolling interests	(18,528)	(26,972)	(25,215)
Accretion of redeemable equity securities	(67,930)	—	—

Comprehensive (loss) income attributable to Health Management Associates, Inc. common stockholders	$(282,509)	$203,447	$209,015

See accompanying notes.

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$29,971	$59,173
Available-for-sale securities	67,047	121,106
Accounts receivable, less allowances for doubtful accounts of $935,253 and $670,729 at December 31, 2013 and 2012, respectively	746,943	957,918
Supplies, at cost (first-in, first-out method)	163,025	158,524
Prepaid expenses	66,468	60,769
Deferred income taxes and other income tax receivables	174,954	60,438
Restricted funds	33,541	26,525
Assets of discontinued operations	10,293	24,676

Total current assets	1,292,242	1,469,129

Property, plant and equipment:
Land and improvements	278,859	255,904
Buildings and improvements	3,206,842	2,945,429
Leasehold improvements	274,237	271,971
Equipment	2,012,489	1,793,977
Construction in progress	93,578	224,266

	5,866,005	5,491,547
Accumulated depreciation and amortization	(2,292,404)	(2,036,808)

Net property, plant and equipment	3,573,601	3,454,739

Restricted funds	131,333	125,532
Goodwill	1,042,312	1,020,704
Deferred charges and other assets	345,163	236,588

Total assets	$6,384,651	$6,306,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$196,788	$211,387
Accrued payroll and related taxes	111,294	94,277
Accrued expenses and other liabilities	350,883	384,151
Due to third-party payors	19,753	51,642
Deferred income taxes	8,068	29,026
Current maturities of long-term debt and capital lease obligations	115,400	126,262

Total current liabilities	802,186	896,745
Deferred income taxes	385,116	301,237
Long-term debt and capital lease obligations, less current maturities	3,649,188	3,440,353
Other long-term liabilities	451,750	460,886

Total liabilities	5,288,240	5,099,221

Redeemable equity securities	320,130	212,458
Stockholders’ equity:
Health Management Associates, Inc. equity:
Preferred stock, $0.01 par value, 5,000 shares authorized, none issued	—	—
Common stock, Class A, $0.01 par value, 750,000 shares authorized, 264,553 shares and 256,394 shares issued at December 31, 2013 and 2012, respectively	2,645	2,564
Accumulated other comprehensive income (loss), net of income taxes	4,090	(41,940)
Additional paid-in capital	231,603	173,843
Retained earnings	515,399	843,938

Total Health Management Associates, Inc. stockholders’ equity	753,737	978,405
Noncontrolling interests	22,544	16,608

Total stockholders’ equity	776,281	995,013

Total liabilities and stockholders’ equity	$6,384,651	$6,306,692

See accompanying notes.

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2013, 2012 and 2011

(in thousands)

	Health Management Associates, Inc.
	Common Stock		Accumulated Other Comprehensive	Additional Paid-in	Retained	Noncontrolling	Total Stockholders’
	Shares	Par Value	Income (Loss), Net	Capital	Earnings	Interests	Equity
Balances at January 1, 2011	250,880	$2,509	$(131,124)	$123,701	$520,660	$12,591	$528,337
Net income	—	—	—	—	173,331	25,215	198,546
Unrealized gains (losses) on available-for-sale securities and reclassifications into net income, net	—	—	(741)	—	—	—	(741)
Change in fair value of interest rate swap contract and amortization of expense into net income, net	—	—	36,425	—	—	—	36,425
Exercises of stock options and related tax matters	1,563	16	—	16,237	—	—	16,253
Issuances of deferred stock and restricted stock and related tax matters, net of forfeitures	1,713	17	—	(7,587)	—	—	(7,570)
Stock-based compensation expense	—	—	—	24,508	—	—	24,508
Distributions to noncontrolling shareholders	—	—	—	—	—	(25,394)	(25,394)
Noncontrolling shareholder interests in acquired businesses	—	—	—	—	—	3,563	3,563

Balances at December 31, 2011	254,156	2,542	(95,440)	156,859	693,991	15,975	773,927
Net income	—	—	—	—	149,947	26,972	176,919
Unrealized gains (losses) on available-for-sale securities and reclassifications into net income, net	—	—	5,186	—	—	—	5,186
Change in fair value of interest rate swap contract and amortization of expense into net income, net	—	—	48,314	—	—	—	48,314
Issuances of deferred stock and restricted stock and related tax matters, net of forfeitures	2,238	22	—	(8,322)	—	—	(8,300)
Stock-based compensation expense	—	—	—	25,599	—	—	25,599
Distributions to noncontrolling shareholders	—	—	—	—	—	(27,095)	(27,095)
Purchases of subsidiary shares from noncontrolling shareholders	—	—	—	(293)	—	(1,161)	(1,454)
Noncontrolling shareholder interests in acquired businesses	—	—	—	—	—	1,917	1,917

Balances at December 31, 2012	256,394	2,564	(41,940)	173,843	843,938	16,608	995,013
Net loss, including amount attributable to accretion of redeemable equity securities	—	—	—	—	(328,539)	18,528	(310,011)
Unrealized gains (losses) on available-for-sale securities and reclassifications into net income, net	—	—	3,009	—	—	—	3,009
Change in fair value of interest rate swap contract and amortization of expense into net income, net	—	—	43,021	—	—	—	43,021
Issuances of deferred stock and restricted stock and related tax matters, net of forfeitures	8,159	81	—	(1,149)	—	—	(1,068)
Stock-based compensation expense	—	—	—	58,909	—	—	58,909
Distributions to noncontrolling shareholders	—	—	—	—	—	(26,742)	(26,742)
Noncontrolling shareholder interests in acquired businesses	—	—	—	—	—	14,150	14,150

Balances at December 31, 2013	264,553	$2,645	$4,090	$231,603	$515,399	$22,544	$776,281

See accompanying notes.

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net (loss) income	$(242,081)	$176,919	$198,546
Adjustments to reconcile net (loss) income to net cash provided by continuing operating activities:
Depreciation and amortization	402,895	358,167	270,736
Amortization related to interest rate swap contract	70,317	78,969	10,384
Fair value adjustments related to interest rate swap contract	4,316	24,201	5,979
Provision for doubtful accounts	1,158,966	876,779	712,003
Stock-based compensation expense	58,909	25,599	24,508
Losses on sales of assets, net	6,716	4,790	1,325
Gains on sales of available-for-sale securities, net	(3,992)	(3,081)	(518)
Write-offs of deferred debt issuance costs	584	—	24,045
Deferred income tax expense (benefit)	(36,719)	(2,727)	76,473
Changes in assets and liabilities of continuing operations, net of the effects of acquisitions:
Accounts receivable	(990,295)	(946,946)	(863,969)
Supplies	2,710	(1,894)	(3,057)
Prepaid expenses	(5,438)	(2,168)	(8,124)
Prepaid and recoverable income taxes	(47,605)	29,083	(18,633)
Deferred charges and other long-term assets	(34,089)	(70)	(5,812)
Accounts payable	(11,878)	10,177	24,179
Accrued expenses and other liabilities	(93,775)	(38,456)	95,315
Equity compensation excess income tax benefits	(19,056)	(1,492)	(2,999)
Loss from discontinued operations, net	6,091	8,566	1,755

Net cash provided by continuing operating activities	226,576	596,416	542,136

Cash flows from investing activities:
Acquisitions of hospitals and other ancillary health care businesses	(183,524)	(73,948)	(582,090)
Additions to property, plant and equipment	(274,175)	(388,059)	(301,308)
Proceeds from sales of assets and insurance recoveries	108	2,857	2,765
Proceeds from sales of discontinued operations	—	1,392	4,851
Purchases of available-for-sale securities	(486,594)	(1,947,028)	(1,385,580)
Proceeds from sales of available-for-sale securities	545,503	1,954,653	1,321,398
Increase in restricted funds, net	(9,208)	(22,923)	(35,309)

Net cash used in continuing investing activities	(407,890)	(473,056)	(975,273)

Cash flows from financing activities:
Proceeds from long-term debt borrowings	623,900	47,000	3,356,970
Principal payments on debt and capital lease obligations	(493,309)	(141,823)	(2,869,380)
Payments of debt issuance costs	(1,588)	(702)	(75,149)
Proceeds from exercises of stock options	27,949	—	14,067
Cash received from noncontrolling shareholders	—	3,591	—
Cash payments to noncontrolling shareholders	(28,861)	(35,543)	(28,284)
Equity compensation excess income tax benefits	19,056	1,492	2,999

Net cash provided by (used in) continuing financing activities	147,147	(125,985)	401,223

Net decrease in cash and cash equivalents before discontinued operations	(34,167)	(2,625)	(31,914)
Net increases (decreases) in cash and cash equivalents from discontinued operations:
Operating activities	(1,016)	(1,438)	7,709
Investing activities	5,981	(869)	(13,464)
Financing activities	—	(38)	—

Net decrease in cash and cash equivalents	(29,202)	(4,970)	(37,669)
Cash and cash equivalents at the beginning of the year	59,173	64,143	101,812

Cash and cash equivalents at the end of the year	$29,971	$59,173	$64,143

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest, net of amounts capitalized	$270,995	$270,226	$188,734

Income taxes	$8,591	$71,737	$50,651

See accompanying notes.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013

1.	Business and Summary of Significant Accounting Policies

Health Management Associates, Inc. by and through its subsidiaries (collectively, “HMA” or the “Company”) provides health care services to patients in hospitals and other health care facilities in non-urban communities located primarily in the southeastern United States. As of December 31, 2013, the Company operated 70 hospitals in fifteen states with a total of 10,706 licensed beds, including twenty-three hospitals located in Florida, ten hospitals in Mississippi and nine hospitals in Tennessee.

On July 29, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Community Health Systems, Inc. (“CHS”) and FWCT-2 Acquisition Corporation, an indirect, wholly-owned subsidiary of CHS (“Merger Sub”), pursuant to which Merger Sub merged with and into the Company and became an indirect, wholly-owned subsidiary of CHS (the “Merger”). The Merger was completed on January 27, 2014 and the terms and conditions are described in more detail in Note 13.

As further described in Note 12, on August 12, 2013, Glenview Capital Management, LLC and certain of its affiliated investment funds (collectively “Glenview”), delivered written consents from holders of the Company’s common stock, or their duly authorized proxies, sufficient to replace the Company’s entire Board of Directors with nominees of Glenview pursuant to a consent solicitation process (the “Consent Solicitation Process”) that had previously been commenced by Glenview.

Unless specifically indicated otherwise, all amounts and percentages presented in the notes below are exclusive of the Company’s discontinued operations, which are identified at Note 10.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

The Company consistently applies the accounting policies described below.

a. Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are controlled by the Company through majority voting control. All significant intercompany accounts and transactions have been eliminated. The Company uses the equity method of accounting for investments in entities in which it exhibits significant influence, but not control, and has an ownership interest ranging from 20% to 50%.

For consolidation and variable interest entity disclosure purposes, management evaluates circumstances where the Company has ownership, contractual or other financial interests that may result in its (i) ability to direct the activities of an entity that most significantly impact such entity’s economic performance and/or (ii) obligation to absorb the losses of, or the right to receive the benefits from, an entity that could potentially be significant to that entity; however, no such arrangements that would be material to the Company’s consolidated financial position or results of operations have been identified.

b. Cash and cash equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less. The Company’s cash equivalents primarily consist of investment grade financial instruments.

c. Available-for-sale securities

The Company’s investments in debt securities and shares in publicly traded stocks and mutual funds have been designated by management as available-for-sale securities, as defined by GAAP. The estimated fair values of such securities are based on quoted market prices and pricing valuation models. Changes in temporary unrealized gains and losses are recorded as adjustments to other comprehensive income, net of income taxes. Periodically, management performs an evaluative assessment of individual securities to determine whether declines in fair value are other-than-temporary. Management considers various quantitative, qualitative and judgmental factors when performing its evaluation, including, but not limited to, the nature of the security being analyzed and the length of time and extent to which a security’s fair value is below its historical/amortized cost. Also, see Notes 5 and 11 for more information regarding the Company’s available-for-sale securities.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Business and Summary of Significant Accounting Policies (continued)

d. Property, plant and equipment

Property, plant and equipment are stated at cost and include major expenditures that extend an asset’s useful life. Ordinary repair and maintenance costs (e.g., medical equipment adjustments, painting, cleaning, etc.) are expensed as incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the underlying assets. Estimated useful lives for buildings and improvements range from fifteen to forty years and for equipment range from three to fifteen years. Leasehold improvements, capital lease assets and other assets of a similar nature are amortized on a straight-line basis over the shorter of the term of the respective lease or the useful life of the underlying asset. Depreciation expense was approximately $247.9 million, $240.0 million and $215.8 million during the years ended December 31, 2013, 2012 and 2011, respectively.

e. Deferred debt issuance costs, goodwill and other long-lived assets

Deferred debt issuance costs. Deferred charges and other assets include deferred debt issuance costs that are being amortized over the estimated economic life of the related debt using the effective interest method. A rollforward of the Company’s deferred debt issuance costs is presented in the table below (in thousands).

	Years Ended December 31,
	2013	2012	2011
Balances at the beginning of the year	$67,903	$67,201	$48,515
Costs associated with the issuance of long-term debt	1,588	702	75,149
Write-offs (see debt restructuring at Note 2)	(584)	—	(56,463)

Balances at the end of the year	$68,907	$67,903	$67,201

Accumulated amortization of deferred debt issuance costs was approximately $26.7 million and $14.5 million at December 31, 2013 and 2012, respectively. Amortization of deferred debt issuance costs was $12.3 million, $11.4 million and $7.6 million during the years ended December 31, 2013, 2012 and 2011, respectively. As further discussed in Note 2, in conjunction with the completion of the Merger, the Company’s borrowings under its Credit Facility and the Senior Notes due 2016 and 2020 were repaid and the related deferred debt issuance costs were written off.

Goodwill. GAAP calls for goodwill (i.e., the excess of cost over acquired net assets) and intangible assets with indefinite useful lives to be tested for impairment annually and whenever circumstances indicate that a possible impairment might exist. Management performs the goodwill impairment test by initially comparing the estimated fair values of the reporting unit’s net assets, including allocated home office net assets, to the corresponding carrying amounts on the Company’s consolidated balance sheets. The estimated fair value of the Company’s reporting unit is determined using a market approach methodology based on revenue multiples. Management also considers a market approach valuation methodology based on comparable transactions. If the estimated fair value of the reporting unit’s net assets is less than the balance sheet carrying amount, management determines the implied fair value of the reporting unit’s goodwill, compares such fair value to the corresponding carrying amount and, if necessary, records a goodwill impairment charge.

Reporting units are one level below the operating segment level (see Note 1(n)). Prior to the Merger, the Company performed its goodwill impairment testing at the divisional operating level. After the announcement of the Merger Agreement, changes in executive management occurred and new executive management reorganized all of the Company’s division operations and the level of operational reviews and management oversight under the direction of CHS. From that point forward, financial and operating performance review of the Company’s hospitals performed by the chief operating decision maker, was performed on an entity-wide basis. As a result management concluded that the Company’s goodwill should be combined into one reporting unit representing the Company’s entire hospital operations. This conclusion, reached during the third quarter of 2013, was considered as part of the Company’s annual test for goodwill impairment.

There were no goodwill impairment charges in continuing operations during the years ended December 31, 2013, 2012 and 2011.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Business and Summary of Significant Accounting Policies (continued)

Physician and Physician Group Guarantees. Deferred charges and other assets include estimated physician and physician group guarantee costs, which aggregated approximately $53.3 million and $49.1 million at December 31, 2013 and 2012, respectively. Such amounts are being amortized over the required service periods of the underlying contractual arrangements. The corresponding accumulated amortization was $26.4 million and $28.0 million at December 31, 2013 and 2012, respectively. Amortization expense related to estimated physician and physician group guarantee costs was $12.9 million, $17.3 million and $29.0 million during the years ended December 31, 2013, 2012 and 2011, respectively. Based on the December 31, 2013 balances, future amortization expense is expected to be $14.1 million, $8.5 million, and $3.3 million during the years ending December 31, 2014, 2015 and 2016, respectively. See Note 14 for further information regarding physician and physician group guarantees.

Intangible Assets. Included in deferred charges and other assets at December 31, 2013 and 2012 were intangible assets of approximately $216.2 million and $99.2 million, respectively, relating to contractual rights to operate hospitals and non-compete arrangements (together, the “Intangible Assets”), net of $32.4 million and $15.2 million, respectively of accumulated amortization. See Note 4 for further information regarding the Company’s acquisition of the Intangible Assets for $117.0 million in 2013 and $48.0 million in 2012. Amortization expense related to the Intangible Assets was $17.2 million, $13.2 million and $2.0 million during the years ended December 31, 2013, 2012 and 2011, respectively. Future amortization of such assets is expected to approximate $17.9 million, $17.2 million, $14.3 million, $9.0 million and $8.0 million during the years ending December 31, 2014, 2015, 2016, 2017 and 2018, respectively.

Impairment of Long-lived Assets. When events, circumstances or operating results indicate that the carrying values of long-lived assets and/or identifiable intangible assets (excluding goodwill) that are expected to be held and used might be impaired, management prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such long-lived assets are reduced to their estimated fair values, as determined by management through various discrete valuation analyses, and the Company records an impairment charge. Long-lived assets to be disposed of are reported at the lower of their carrying amount or estimated fair value, less costs to sell. The estimates of fair value are based on recent sales of similar assets, market analyses, pending disposition transactions and market responses based on discussions with, and offers received from, potential buyers (i.e., Level 2 inputs under the GAAP fair value hierarchy described at Note 5).

There were no long-lived asset impairment charges that were material to the Company’s continuing operations during the years ended December 31, 2013, 2012 and 2011. During the years ended December 31, 2013, 2012 and 2011, the Company recorded long-lived asset and goodwill impairment charges of approximately $7.0 million, $3.0 million and $3.6 million, respectively, in discontinued operations (see Note 10).

f. Net revenue, cost of revenue and related other

Net Revenue. The Company records gross patient service charges on the accrual basis in the period that the services are rendered. Net revenue before the provision for doubtful accounts represents gross patient service charges less provisions for contractual adjustments and uninsured self-pay patient discounts. The Company’s provisions for contractual adjustments were approximately $26,590 million, $23,990 million and $18,522 million during the years ended December 31, 2013, 2012 and 2011, respectively. The corresponding uninsured self-pay patient discounts are disclosed in a table at the end of this Note 1(f).

Approximately 37%, 37% and 40% of the Company’s net revenue before the provision for doubtful accounts during the years ended December 31, 2013, 2012 and 2011, respectively, related to services rendered to patients covered by Medicare and various state Medicaid programs. Payments for services rendered to patients covered by those programs and other government programs are generally less than billed charges and, therefore, provisions for contractual adjustments are made to reduce gross patient service charges to the estimated cash receipts based on each program’s principles of payment/reimbursement. Final settlements under these programs are subject to administrative review and audit and, accordingly, the Company periodically provides reserves for the adjustments that may ultimately result therefrom. Such adjustments were not material to the Company’s consolidated results of operations during the years presented herein. Laws, rules and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. As a result, estimates recorded in the consolidated financial statements and disclosed in the accompanying notes may change in the future and such changes in estimates, if any, will be recorded in the Company’s operating results in the period they are identified by management. Revenue and receivables from government programs are significant to the Company’s operations; however, management does not believe that there are substantive credit risks associated with such programs. There are no other concentrations of revenue or accounts receivable with any individual payor that subject the Company to significant credit or other risks.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Business and Summary of Significant Accounting Policies (continued)

Estimates of contractual allowances for services rendered to patients covered by commercial insurance, including managed care health plans, are primarily based on historical collection percentages reflecting the payment terms of contractual arrangements, such as predetermined rates per diagnosis, per diem rates or discounted fee for service rates.

In the ordinary course of business, the Company provides services to patients who are financially unable to pay for their care. Accounts identified as charity and indigent care are not recognized in net revenue before the provision for doubtful accounts. The Company maintains a policy whereby patient account balances are characterized as charity and indigent care only if the patient meets certain percentages of the federal poverty level guidelines. Local hospital personnel and the Company’s collection agencies pursue payments on accounts receivable from patients who do not meet such criteria. For uninsured self-pay patients who do not qualify for charity and indigent care treatment, the Company recognizes net revenue before the provision for doubtful accounts using its standard gross patient service charges, less discounts of 60% or more for non-elective procedures. Because a significant portion of uninsured self-pay patients will be unable or unwilling to pay for their care, the Company records a significant provision for doubtful accounts in the period that the services are provided to those patients. Management monitors the levels of charity and indigent care provided by the Company’s hospitals and other health care facilities and the procedures employed to identify and account for those patients. Most states include an estimate of charity and indigent care costs in the determination of a hospital’s eligibility for Medicaid disproportionate share payments.

Net revenue before the provision for doubtful accounts, by major payor source, is summarized in the table below (dollars in thousands).

	Years Ended December 31,
	2013		2012
Medicare	$1,805,236	26.9%	$1,888,201	28.2%
Medicaid	668,172	10.0	618,294	9.2
Commercial insurance	3,340,260	49.8	3,342,529	49.9
Self-pay	758,577	11.3	719,824	10.7
Other	129,139	2.0	143,798	2.0

	$6,701,384	100.0%	$6,712,646	100.0%

Uncompensated Patient Care. To quantify the overall impact of, and trends related to, uninsured accounts, management believes that it is beneficial to view the Company’s: (i) foregone/unrecognized revenue for charity and indigent care; (ii) uninsured self-pay patient discounts; and (iii) provision for doubtful accounts, which is collectively referred to herein as “uncompensated patient care,” in combination rather than separately. Management estimates the costs of the Company’s uncompensated patient care using a cost-to-charge ratio that is calculated by dividing patient care costs by gross patient charges. Those costs include select direct and indirect costs such as salaries and benefits, supplies, depreciation and amortization, rent and other operating expenses.

The table below sets forth the estimated costs of the Company’s uncompensated patient care (in thousands).

	Years Ended December 31,
	2013	2012	2011
Charity and indigent care foregone/unrecognized revenue (based on established rates)	$112,615	$103,547	$91,928
Uninsured self-pay patient discounts	1,465,017	1,275,671	935,494
Provision for doubtful accounts	1,158,966	876,779	712,003

	2,736,598	2,255,997	1,739,425
Cost-to-charge ratio	16.9%	18.6%	18.8%

Estimated costs of uncompensated patient care	$462,485	$419,615	$327,012

Cost of Revenue. The presentation of costs and expenses in the Company’s consolidated statements of operations does not differentiate between costs of revenue and other costs because substantially all such costs and expenses relate to providing health care services. Furthermore, management believes that the natural classification

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Business and Summary of Significant Accounting Policies (continued)

of expenses is the most meaningful presentation of the Company’s operations. Amounts that could be classified as general and administrative expenses include the costs of the Company’s home office and the regional service centers, which were approximately $330.4 million, $275.8 million and $168.8 million during the years ended December 2013, 2012 and 2011, respectively.

g. Accounts receivable and the provision for doubtful accounts

The Company grants credit without requiring collateral from its patients, most of whom live near the Company’s hospitals and are insured under third party payor agreements. In certain circumstances, the Company charges interest on past due accounts receivable (delinquent accounts are identified by reference to contractual or other payment terms); however, such interest amounts were not material to the years presented herein. The credit risk for non-governmental accounts receivable, excluding uninsured self-pay patients, is limited due to the large number of insurance companies and other payors that provide payment and reimbursement for patient services. Accounts receivable are reported net of estimated allowances for doubtful accounts.

Collection of accounts receivable from third party payors and patients is the Company’s primary source of cash and is therefore critical to its successful operating performance. Accordingly, management regularly monitors the Company’s cash collection trends and the aging of its accounts receivable. The Company’s collection risks principally relate to uninsured self-pay patient accounts and patient accounts for which the primary insurance payor has paid but patient responsibility amounts (generally deductibles and co-payments) remain outstanding. Provisions for doubtful accounts are primarily estimated based on major payor classification and accounts receivable aging reports. For accounts receivable associated with services provided to patients who have governmental and/or commercial insurance coverage, management analyzes contractually due amounts and the Company records an allowance for doubtful accounts as necessary. For accounts receivable associated with self-pay patients, which includes both patients without insurance and patients with deductible and co-payment balances due for which third party coverage exists for part of the bill, the Company records a significant provision for doubtful accounts in the period of service because many patients will not pay the portion of their bill for which they are financially responsible. Management monitors the aging of accounts receivable from self-pay patients and the Company records supplemental provisions for doubtful accounts when the accounts receivable age and the likelihood of collection deteriorates.

When considering the adequacy of the allowance for doubtful accounts, the Company reviews accounts receivable balances, historical collection analyses, and other trends/indicators relating to the collectability of patient accounts. Accounts receivable are written off after collection efforts have been pursued in accordance with the Company’s policies and procedures. Accounts written off as uncollectible are deducted from the allowance for doubtful accounts and subsequent recoveries are netted against the provision for doubtful accounts. Changes in payor mix, general economic conditions or federal and state government health care coverage could each have a material adverse effect on the Company’s accounts receivable collections, cash flows and results of operations.

During the quarter ended December 31, 2013, the Company recorded a change in estimate to their allowance for doubtful accounts and contractual allowances totaling $246 million. These changes in estimates were the result of several circumstances occurring during 2013. Throughout 2013, the Company moved a significant amount of their billing and collection processes from hospital-based business offices into regional service centers. Additionally, during the second half of 2013, the Company underwent a significant change in management, including the replacement of the entire Board of Directors and changes in several key management positions including its chief executive officer, chief financial officer and chief information officer. Subsequent to year end, on January 27, 2014, but prior to the completion of the accounting and financial reporting for the period ended December 31, 2013, the Company completed the Merger with Merger Sub, an indirect, wholly-owned subsidiary of CHS. Following the Merger, the Company performed various analyses and other estimation techniques utilized by CHS, including a review of the historical write-offs of patient accounts receivable, which were used to quantify a reduction in the estimated collectability of accounts receivable.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Business and Summary of Significant Accounting Policies (continued)

The table below provides a rollforward of the Company’s allowance for doubtful accounts for the three year period ending December 31, 2013. This table includes the activity of discontinued operations, as identified in Note 10.

	Years Ended December 31,
	2013	2012	2011
Balances at the beginning of the year	$670,729	$578,972	$495,486
Provision for doubtful accounts	1,202,137	906,413	746,450
Deductions for write-offs	(937,613)	(814,656)	(662,964)

Balances at the end of the year	$935,253	$670,729	$578,972

h. Electronic health record incentive programs

Beginning in calendar year 2011, the American Recovery and Reinvestment Act of 2009 provides for Medicare and Medicaid incentive payments to be paid to eligible hospitals, physicians and certain other professionals that implement and achieve meaningful use of certified electronic health record (“EHR”) technology. Hospitals may be eligible to receive EHR incentive payments under various Medicare and Medicaid Healthcare Information Technology programs (collectively, the “HCIT Programs”); however, physicians and other professionals are only eligible to receive either Medicare or Medicaid incentive payments under the HCIT Programs, but not both. Eligibility for annual Medicare incentive payments is dependent on providers demonstrating meaningful use of EHR technology in each period over a four-year period. Initial Medicaid incentive payments are available to providers that adopt, implement or upgrade certified EHR technology. Providers must then demonstrate meaningful use of such technology in subsequent years to qualify for additional incentive payments. Medicaid EHR incentive payments are fully funded by the federal government and administered by the states.

Using a gain contingency model, the Company recognizes a benefit under the HCIT Programs in its consolidated statement of operations when the eligible hospitals and physician practices have demonstrated meaningful use of certified EHR technology during the period and, if applicable, the cost report information for the full cost report year that will determine the final calculation of the incentive payment is available. Specifically, a benefit is recorded (i) for Medicaid HCIT Programs when the Company’s eligible hospitals and physician practices adopt, implement or demonstrate meaningful use of certified EHR technology for the applicable period because the cost report information for the full cost report year that will determine the final calculation of the incentive payment is known at that time and (ii) for the Medicare HCIT Program when eligible hospitals and physician practices demonstrate meaningful use of certified EHR technology for the applicable period and the cost report information for the full cost report year that will determine the final calculation of the incentive payment is available. In addition, HCIT incentive payments previously recognized as income are subject to audit and potential recoupment if it is determined that the Company did not meet the applicable meaningful use standards required in connection with such incentive payments.

During the years ended December 31, 2013, 2012 and 2011, the Company recognized benefits in its consolidated statements of operations of approximately $100.5 million, $73.1 million and $31.0 million, respectively, related to the HCIT Programs. Included in the Company’s consolidated balance sheets at December 31, 2013 and 2012 were receivables under the HCIT Programs of $68.3 million and $11.6 million, respectively. The corresponding deferred incentive revenue was $19.2 million at December 31, 2012. There was no such deferred revenue at December 31, 2013.

i. Professional liability claims

Reserves for self-insured professional liability indemnity claims and related expenses, including attorneys’ fees and other related costs of litigation that have been incurred and will be incurred in the future, are determined using actuarially-based techniques and methodologies. The data used to develop such reserves is based on asserted and unasserted claim information that has been accumulated by the Company’s incident reporting system, historical loss payment patterns and industry trends. Such long-term liabilities have been discounted to their estimated present values. Management selects a discount rate that represents a risk-free interest rate correlating to the period when the claims are projected to be paid.

The reserves for self-insured professional liability claims and expenses are periodically reviewed and adjustments thereto are recorded as more information about claim trends becomes known to management.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Business and Summary of Significant Accounting Policies (continued)

Adjustments to the reserves are recognized in the Company’s operating results in the period that the change in estimate is identified. See Note 14 for further discussion of the Company’s professional liability risks and related matters.

j. Self-insured workers’ compensation and health and welfare programs

The Company provides (i) income continuance to, and reimburses certain health care costs of, its disabled employees (collectively, “workers’ compensation”) and (ii) health and welfare benefits to its employees, their spouses and certain beneficiaries. While such employee benefit programs are primarily self-insured, stop-loss insurance policies are maintained in amounts deemed appropriate by management. Nevertheless, there can be no assurances that the amount of stop-loss insurance coverage will be adequate for such Company programs.

The Company records estimated liabilities for both reported and incurred but not reported workers’ compensation and health and welfare claims based on historical loss experience and other information provided by the Company’s third party administrators. The long-term liabilities for workers’ compensation are determined using actuarially-based techniques and methodologies and are discounted to their estimated present values. Management selects a discount rate that represents a risk-free interest rate correlating to the period when such benefits are projected to be paid. Although there can be no assurances, management believes that the liabilities included in the Company’s consolidated financial statements for these self-insured programs are adequate and reasonable. If the actual costs of these programs exceed management’s estimates, the liabilities could be materially adversely affected.

k. Fair value of financial instruments

Cash and cash equivalents, net accounts receivable, accounts payable and accrued expenses and other liabilities are reflected in the consolidated balance sheets at their estimated fair values primarily due to their short-term nature. The estimated fair values of the Company’s available-for-sale securities and long-term debt securities, which are disclosed at Note 5, were primarily determined by reference to quoted market prices, pricing valuation models and/or bid and ask prices in the relevant market. Additionally, see Note 5 regarding the estimated fair values of the Company’s interest rate swap contract, including valuation methods and significant assumptions.

l. Noncontrolling interests in consolidated entities and redeemable equity securities

The consolidated financial statements include all assets, liabilities, revenue and expenses of certain entities that are controlled by the Company but not wholly owned. The Company records the ownership interests and other rights of the noncontrolling shareholders as noncontrolling interests and redeemable equity securities. The sale of such ownership interests, where control of the affected entity is retained, is treated as an equity transaction. Moreover, direct and incremental costs of transactions with noncontrolling shareholders that change the ownership percentage of Health Management Associates, Inc. in a consolidated entity are considered part of the related equity transaction if control is maintained by the parent.

Redeemable equity securities with redemption features that are not solely within the Company’s control are classified outside of permanent equity. Those securities are initially recorded at their estimated fair value on the date of issuance. Securities that are currently redeemable or redeemable after the passage of time are adjusted to their redemption value as changes occur. If it is unlikely that a redeemable equity security will ever require redemption (e.g., management does not expect that a triggering contingency will occur, etc.), then subsequent adjustments to the initially recorded amount will only be recognized in the period that a redemption becomes probable. See Note 4 for further information regarding the Company’s redeemable equity securities.

m. Income taxes

Deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to apply to taxable income in the periods in which the underlying deferred tax asset or liability is expected to be realized or settled. Management must make estimates when recording the Company’s provision for income taxes, including conclusions regarding deferred tax assets and deferred tax liabilities, as well as valuation allowances that might be required to offset deferred tax assets. Management estimates valuation allowances to reduce deferred tax assets to the amounts it believes are more likely than not to be realized in future periods. When establishing valuation allowances, management considers all relevant information, including ongoing tax planning strategies. Management adjusts valuation allowance estimates and records the impact of such changes in the Company’s income tax provision in the period that management determines that the probability of deferred tax asset realization has changed.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Business and Summary of Significant Accounting Policies (continued)

The Company operates in multiple states with varying tax laws and is subject to both federal and state audits of its tax filings. Management estimates tax reserves to adequately provide for audit adjustments, if any. Actual audit results could vary from the estimates recorded by the Company. Recorded tax reserves and the changes therein were not material to the Company’s consolidated financial position or its results of operations during the years presented herein.

See Note 6 for further information regarding income taxes.

n. Segment reporting

GAAP requires that a company with publicly-traded debt or equity securities report annual and interim financial and other information about its reportable operating segments. Operating segments are components of an enterprise for which separate financial information is available and such information is evaluated regularly by the chief operating decision maker when deciding how to allocate resources and assess performance. GAAP allows aggregation of similar operating segments into a single reportable segment if the businesses have comparable economic characteristics and are otherwise considered alike. The Company’s operating segments, which provide health care services to patients in owned and leased facilities, offer comparable services, have the same types of patients, operate in a consistent manner and have similar economic and regulatory characteristics. Accordingly, such operating segments have been aggregated into a single reportable segment.

o. Discontinued operations

GAAP requires that a component of an entity be reported as discontinued operations if, among other things, such component: (i) has been disposed of or is classified as held for sale; (ii) has operations and cash flows that can be clearly distinguished from the rest of the reporting entity; and (iii) will be eliminated from the ongoing operations of the reporting entity. In the period that a component of the Company meets such criteria, its results of operations and cash flows for current and prior periods are reclassified to discontinued operations and the assets and liabilities of the related disposal group are segregated on the consolidated balance sheet. See Note 10 for further information regarding the Company’s discontinued operations.

p. Loss contingencies

Management regularly reviews the status of the Company’s legal and regulatory matters and assesses the potential financial exposure thereof. If the potential loss from any claim, lawsuit or regulatory proceeding is considered probable and the amount can be reasonably estimated, the Company records a reserve. Significant judgment is required when determining probability and whether an exposure is reasonably estimable. The actual costs resulting from the final resolution of claims, lawsuits and regulatory matters may vary significantly from management’s estimates because, among other things, estimating such financial exposure requires consideration of substantial uncertainties. As additional information becomes available, the Company’s potential liability is reassessed and, as a result thereof, management may revise and adjust its estimates at that time. Changes in the estimates of financial exposure for legal matters and other loss contingencies could have a material impact on the Company’s consolidated financial position, results of operations and cash flows in the future. Attorneys’ fees and other costs of defending the Company in respect of claims, lawsuits and regulatory proceedings are expensed in the period such fees and costs are incurred, except as noted above at Note 1(i).

See Note 14 for information regarding the Company’s material legal matters and other loss contingencies.

q. Reclassifications

Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation. These reclassifications had no material effect on the consolidated financial statements of the Company as previously reported.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.	Long-Term Debt

The table below summarizes the Company’s long-term debt and capital lease obligations (in thousands).

	December 31,
	2013	2012
Bank borrowings (a):
Revolving credit facilities	$260,000	$—
Term Loan A	606,607	670,625
Term Loan B, net of discounts of approximately $9,495 and $11,682 at December 31, 2013 and 2012, respectively	1,341,418	1,374,318
7.375% Senior Notes due 2020 (b)	875,000	875,000
6.125% Senior Notes due 2016, net of discounts of approximately $846 and $1,215 at December 31, 2013 and 2012, respectively (b)	399,154	398,785
3.75% Convertible Senior Subordinated Notes due 2028, net of discounts of approximately $1,701 and $5,928 at December 31, 2013 and 2012, respectively (c)	89,749	85,522
Installment notes and other long-term debt at interest rates ranging from 4.2% to 7.5%	15,663	13,988
Capital lease obligations (see Note 3)	176,997	148,377

Long-term debt and capital lease obligations	3,764,588	3,566,615
Less current maturities	(115,400)	(126,262)

Long-term debt and capital lease obligations, less current maturities	$3,649,188	$3,440,353

a. Bank Borrowings

Bank Borrowings. The Company’s bank borrowings include variable rate senior secured credit facilities with a syndicate of banks (collectively, the “Credit Facilities”) that the Company entered into on November 18, 2011. The Credit Facilities consist of: (i) a $500.0 million five-year revolving credit facility (the “Revolving Credit Agreement”); (ii) a $725.0 million five-year term loan (the “Term Loan A”); and (iii) a $1.4 billion seven-year term loan (the “Term Loan B”). The Term Loan B was subject to an original issue discount of 1.0%. The Company used the net proceeds from the term loans under the Credit Facilities, together with the net proceeds from the sale of its 2020 Senior Notes (as defined below), to repay all amounts outstanding under the Predecessor Credit Facilities and the Knoxville Credit Agreement (both of which are defined below). On March 20, 2013, the Company amended the loan agreement underlying the Credit Facilities (the “Amendment”) in order to, among other things, provide for the refinancing of the then outstanding balance under the Term Loan B. The principal payments were unchanged; however, the Term Loan B was subject to a prepayment premium equal to 1.0% of the principal amount that was repriced or prepaid on or before September 20, 2013.

The Company can elect whether interest on borrowings under the Credit Facilities is determined using LIBOR or the Base Rate (as defined in the loan agreement). The effective interest rates on such borrowings, which fluctuate with market changes, include a spread above the base rate selected by the Company. Through March 20, 2013, the effective interest rate for the Term Loan B was subject to a floor of 1.0% and 2.0% (before consideration of the interest rate spread) when using LIBOR and the Base Rate, respectively. The Amendment reduced both such interest rate floors under the Term Loan B by 0.25%. The amount of the interest rate spread is predicated on, among other things, the Company’s Consolidated Leverage Ratio (as defined in the loan agreement). The Amendment reduced the interest rate spread on the Term Loan B by 0.75%. The Company can elect differing interest rates for each of the debt instruments under the Credit Facilities. Interest is payable in arrears at the end of a calendar quarter or on the date that the selected interest duration period ends.

The Term Loan A is being repaid in equal quarterly installments in an aggregate annual amount equal to 7.5% of the principal amount thereof in each of the first two years of such facility, 10.0% in the third year, 15.0% in the fourth year and 60.0% in the fifth year. The Term Loan B requires quarterly principal payments of $3.5 million and a balloon payment for the remaining outstanding balance at the end of the facility’s seventh year. The Company has the right to prepay amounts outstanding under the Credit Facilities at any time without penalty. At December 31, 2013, the effective interest rates on the Term Loan A and the Term Loan B were 3.3% and 3.5%, respectively.

Throughout the Revolving Credit Agreement’s five-year term, the Company is obligated to pay commitment fees based on the amounts available for borrowing. The Revolving Credit Agreement provides that the Company can borrow, on a revolving basis, up to an aggregate of $500.0 million, as adjusted for outstanding standby letters of credit of up to $75.0 million. During the year ended December 31, 2013, the Company borrowed $623.9 million and repaid $363.9 million under the Revolving Credit Agreement. The proceeds from such borrowings were used for acquisition working capital and the entire purchase price of an acquisition that we

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.	Long-Term Debt (continued)

completed on April 1, 2013 (see Note 4 for additional information about such acquisition). As of December 31, 2013, standby letters of credit in favor of third parties of approximately $59.5 million reduced the amount available for borrowing under the Revolving Credit Agreement to $180.5 million on such date. The effective interest rate on the variable rate Revolving Credit Agreement was approximately 3.6% on December 31, 2013.

The Credit Facilities provide for a springing maturity of all amounts then outstanding to the date that is 91 days prior to the maturity date of the 2016 Senior Notes (as defined below) unless (i) the 2016 Senior Notes are first refinanced in full or (ii) the Company has liquidity at a predetermined date equal to $200 million, plus the then outstanding principal amount of the 2016 Senior Notes. The Credit Facilities are also generally subject to mandatory prepayment in amounts equal to: (i) 100% of the net cash proceeds received from certain asset sales, including insurance recoveries and condemnation events, subject to reinvestment provisions and the ratable offer requirements of other pari passu secured debt; (ii) 100% of the net cash proceeds from the Company’s issuance of certain new debt; and (iii) 50% of the Company’s Excess Cash Flow (as defined in the loan agreement) with step-downs of such percentage based on the Company’s Consolidated Leverage Ratio.

Borrowings under the Credit Facilities are guaranteed on a joint and several basis by certain of the Company’s material domestic subsidiaries that are 100% owned. As discussed below under “Senior Debt Securities,” the same subsidiaries also provide certain guarantees with respect to the Company’s obligations under the 2016 Senior Notes and the 2020 Senior Notes. Additionally, the obligations under the Credit Facilities, as well as those of the 2016 Senior Notes and the Demand Note (as defined below), are secured on a pari passu basis by a substantial portion of the Company’s assets (primarily those of the subsidiary guarantors under the Credit Facilities). As a result, approximately $407 million, $85 million and $1,804 million of the Company’s net accounts receivable, supplies, and net property, plant and equipment, respectively, as presented in its consolidated balance sheet at December 31, 2013, collateralize the aforementioned credit facilities.

The agreements underlying the Credit Facilities contain covenants that, without prior consent of the lenders, limit certain of the Company’s activities, including those relating to mergers; consolidations; the ability to secure additional indebtedness; sales, transfers and other dispositions of property and assets; capital expenditures; providing new guarantees; investing in joint ventures; and granting additional security interests. The Credit Facilities also contain customary events of default and related cure provisions. Additionally, the Company is required to comply with certain financial covenants on a quarterly basis and its ability to pay cash dividends is subject to certain restrictions.

Predecessor Bank Borrowings. On February 16, 2007, the Company entered into variable rate senior secured credit facilities with a syndicate of banks for $3.25 billion (the “Predecessor Credit Facilities”). The Predecessor Credit Facilities consisted of a seven-year $2.75 billion term loan (the “Predecessor Term Loan”) and a $500.0 million six-year revolving credit facility (the “Predecessor Revolving Credit Agreement”). As part of a long-term debt restructuring, the Company terminated the Predecessor Credit Facilities and repaid all of the principal and accrued interest outstanding thereunder on November 18, 2011. The Predecessor Term Loan required (i) quarterly principal payments to amortize approximately 1% of the loan’s face value during each year of the loan’s term and (ii) a balloon payment for the remaining outstanding loan balance at the end of the agreement. In connection with the early termination of the Predecessor Credit Facilities, the Company wrote-off deferred debt issuance costs, net of accumulated amortization, of approximately $13.6 million during the year ended December 31, 2011.

The Company could elect whether interest on the Predecessor Credit Facilities, which was payable quarterly in arrears, was calculated using LIBOR or prime as its base rate. The effective interest rate included a spread above the base rate selected by the Company. Under the Predecessor Revolving Credit Agreement, the Company was also obligated to pay commitment fees based on the amounts available for borrowing. During February 2007, as required by the Predecessor Credit Facilities, the Company entered into a seven-year receive variable/pay fixed interest rate swap contract. The interest rate swap contract was not terminated as part of the 2011 Debt Restructuring. Although the Company is exposed to financial risk in the event of nonperformance by one or more of the counterparties to the contract, management does not anticipate nonperformance because the interest rate swap contract is in a liability position and would require the Company to make settlement payments to the counterparties in the event of a contract termination. The interest rate swap contract provides for the Company to pay interest at a fixed rate of 6.7445% on the contract’s notional amount, which was originally expected to reasonably approximate the declining principal balance of the Predecessor Term Loan. At December 31, 2013, the notional amount of the Company’s interest rate swap contract was approximately $1,563.4 million. Management projects that $12.2 million will be payable to the counterparties during the year ending December 31, 2014. See Note 5 for discussion of the estimated fair value of the Company’s interest rate swap contract, including valuation methods and significant assumptions, and Note 11 for the accounting afforded the interest rate swap contract.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.	Long-Term Debt (continued)

Demand Promissory Note. On July 14, 2009, the Company executed a $10.0 million secured demand promissory note in favor of a bank (the “Demand Note”). Pursuant to the terms and conditions of the Demand Note, the Company may borrow, on a revolving basis, up to the principal face amount of the note. Such borrowings, if any, will be secured on a pari passu basis with the Credit Facilities and the 2016 Senior Notes. All principal and accrued interest under the Demand Note will be immediately due and payable upon the bank’s written demand. Interest will be payable monthly and determined using a LIBOR-based rate, plus 2.0%. Although there were no amounts outstanding on December 31, 2013, the effective interest rate on the Demand Note was approximately 2.2%.

b. Senior Debt Securities

2020 Senior Notes. On November 18, 2011, as part of the 2011 Debt Restructuring, the Company completed a private placement of $875.0 million in aggregate principal amount of 7.375% Senior Notes due 2020 (the “2020 Senior Notes”) at an issue price of 100% to qualified institutional buyers under Rule 144A of the Securities Act of 1933 and to persons outside the United States in accordance with Regulation S thereunder. The Company used the net proceeds from this debt offering, together with the net proceeds from the term loans under the Credit Facilities, to repay all amounts outstanding under the Predecessor Credit Facilities and the Knoxville Credit Agreement (as defined below). As part of the debt restructuring in 2011, the Company also entered into an agreement that, among other things, required it to file a registration statement with the Securities and Exchange Commission (the “SEC”) with respect to a registered offer to exchange the 2020 Senior Notes for publicly registered notes with terms substantially identical, in all material respects, to the 2020 Senior Notes. In connection therewith, the Company filed a registration statement during August 2012 and incurred approximately $0.5 million of debt issuance costs. Upon such registration statement being declared effective by the SEC, the Company offered the publicly registered notes to holders of the 2020 Senior Notes in exchange for the surrender of their existing notes. During the exchange period, all of the 2020 Senior Notes were surrendered for the publicly registered notes.

The 2020 Senior Notes are senior unsecured debt obligations that bear interest at the rate of 7.375% per annum, payable semi-annually in arrears on January 15 and July 15 of each year. The 2020 Senior Notes mature on January 15, 2020 at which time the entire $875.0 million of principal is due and payable. At any time on or after January 15, 2016, the 2020 Senior Notes are redeemable at the Company’s option, in whole or in part, at the redemption prices set forth in the related indenture, plus accrued and unpaid interest. Prior to January 15, 2016, the Company may redeem the 2020 Senior Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus a “make-whole” premium and accrued and unpaid interest. Prior to January 15, 2015, the Company may also redeem up to 35% of the original principal amount of the 2020 Senior Notes with the proceeds from certain equity offerings at a redemption price of 107.375% of the principal amount of the notes being redeemed, plus accrued and unpaid interest.

Among other things, the indenture that governs the 2020 Senior Notes limits and restricts the ability of Health Management Associates, Inc. and certain of its subsidiaries to: (i) incur additional indebtedness; (ii) pay dividends or make other distributions or repurchase or redeem capital stock; (iii) prepay, redeem or repurchase certain debt; (iv) make loans and investments; (v) consolidate, merge or sell all or substantially all of their assets; (vi) incur liens; (vii) enter into transactions with affiliates; and (viii) enter into sale-leaseback transactions. Each of the aforementioned limitations and restrictions are subject to exceptions and qualifications. Upon the occurrence of a change of control, as defined in the indenture, each holder of a 2020 Senior Note will have the right to require the Company to repurchase all or a part of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes being repurchased, plus accrued and unpaid interest. Additionally, the Company may be required to use the proceeds from certain asset dispositions to repurchase 2020 Senior Notes at 100% of their principal amount, plus accrued and unpaid interest. The indenture governing the 2020 Senior Notes contains covenants, terms, events of default and related cure provisions that are customary in agreements used in connection with similar transactions.

The 2020 Senior Notes are guaranteed on a joint and several basis by the same Company subsidiaries that are borrowers and/or guarantors under the Credit Facilities and the 2016 Senior Notes (as defined below). The 2020 Senior Notes: (i) rank equally in right of payment with all of the Company’s and its subsidiary guarantors’ existing and future senior unsecured indebtedness; (ii) rank senior in right of payment to all of the Company’s and its subsidiary guarantors’ existing and future subordinated indebtedness; (iii) are effectively subordinated to all of the Company’s and its subsidiary guarantors’ existing and future secured indebtedness, to the extent of the value of the pledged assets; and (iv) are structurally subordinated to all of the existing and future liabilities of each of the Company’s subsidiaries that do not guarantee the 2020 Senior Notes.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.	Long-Term Debt (continued)

2016 Senior Notes. On April 21, 2006, the Company completed the sale of $400.0 million of 6.125% Senior Notes due 2016 (the “2016 Senior Notes”). The 2016 Senior Notes (i) mature on April 15, 2016 at which time the entire $400.0 million of principal is due and payable and (ii) bear interest at a fixed rate of 6.125% per annum, payable semi-annually in arrears on April 15 and October 15. As a result of the debt restructuring in 2011, the 2016 Senior Notes are secured on a pari passu basis with the Credit Facilities and the Demand Note.

If any of the Company’s subsidiaries are required to issue a guaranty in favor of the lenders under any credit facility ranking equal with the 2016 Senior Notes, such subsidiaries are also required, under the terms of the 2016 Senior Notes, to issue a guaranty for the benefit of the holders of the 2016 Senior Notes on substantially the same terms and conditions. As a result of the debt restructuring in 2011 and the guarantees provided thereunder, certain of the Company’s material domestic subsidiaries that are 100% owned have provided guarantees of payment to the holders of the 2016 Senior Notes on a basis similar to the guarantees provided under the Credit Facilities.

In connection with the sale of the 2016 Senior Notes, the Company entered into an indenture that governs such notes. The 2016 Senior Notes (and such other debt securities that may be issued from time to time under the indenture) are subject to certain covenants, which include, among other things, limitations and restrictions on: (i) the incurrence of debt secured by liens against the Company and its subsidiaries; (ii) the incurrence of subsidiary debt; (iii) sale lease-back transactions; and (iv) certain consolidations, mergers and transfers of assets. Each of the aforementioned limitations and restrictions are subject to certain contractual exceptions. The indenture governing the 2016 Senior Notes contains covenants, terms, events of default and related cure provisions that are customary in agreements used in connection with similar transactions.

c. Convertible Senior Subordinated Notes

On May 21, 2008, the Company completed a private placement of $250.0 million of its 3.75% Convertible Senior Subordinated Notes due 2028 (the “2028 Notes”) to qualified institutional buyers under Rule 144A of the Securities Act of 1933. Prior to 2010, the Company repurchased approximately $158.5 million of principal face amount 2028 Notes in the open market. The 2028 Notes are general unsecured obligations that are subordinated in right of payment to all of the Company’s existing and future senior indebtedness. The 2028 Notes mature on May 1, 2028 and bear interest at a fixed rate of 3.75% per annum, payable semi-annually in arrears on May 1 and November 1. The Company can redeem the 2028 Notes for cash at any time on or after May 1, 2014, in whole or in part, at a “Redemption Price” equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. Holders of the 2028 Notes have the right to require the Company to repurchase some or all of their notes for cash at the Redemption Price on May 1, 2014, May 1, 2018 and May 1, 2023. If the Company undergoes a Fundamental Change (as defined in the indenture governing the 2028 Notes) at any time prior to May 1, 2014, holders of the 2028 Notes will have the right to require the Company to repurchase some or all of their notes for cash at the Redemption Price.

Upon the occurrence of certain events, which are described below, the 2028 Notes become convertible into cash and, in select situations, shares of the Company’s common stock at a predetermined conversion rate that is subject to mandatory adjustment in some circumstances. The 2028 Notes are convertible at the option of the holders at the applicable “Conversion Rate” on any day prior to the scheduled trading day immediately preceding November 1, 2027 under the following circumstances: (i) if during any fiscal quarter the last reported sales price of the Company’s common stock for at least twenty trading days during the period of thirty consecutive trading days ending on the last trading day of the previous fiscal quarter is greater than or equal to 130% of the “Conversion Price” per share of the Company’s common stock on each such trading day; (ii) if the Company calls the 2028 Notes for redemption; (iii) if during the five business-day period after any five consecutive trading day period (i.e., the measurement period) in which the trading price per note for each day of the measurement period is less than 98% of the product of the last reported sales price of the Company’s common stock and the applicable Conversion Rate on each such day; or (iv) upon the occurrence of specified transactions, including, among other things, certain distributions to the Company’s stockholders. The 2028 Notes are also convertible at the option of the noteholders at any time from November 1, 2027 through the third scheduled trading day immediately preceding their maturity date.

Upon the issuance of the 2028 Notes, the Conversion Rate was initially set at 85.034 shares of the Company’s common stock per $1,000 principal amount of such notes. The corresponding Conversion Price was initially set at $11.76 per share of the Company’s common stock. Both the Conversion Rate and the Conversion Price are subject to mandatory adjustment upon the occurrence of certain events that are identified in the indenture governing the 2028 Notes. Noteholders are entitled to receive additional shares or cash upon the conversion of their notes if (i) the volume-weighted average price of the Company’s common stock during an Observation Period (as defined in the indenture governing the 2028 Notes) is greater than the Conversion Price or (ii) certain Fundamental Changes occur prior to May 1, 2014. The indenture governing the 2028 Notes contains covenants, terms, events of default and related cure provisions that are customary in agreements used in connection with similar transactions.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.	Long-Term Debt (continued)

When the 2028 Notes were originally issued, the Company recorded a debt discount of approximately $58.1 million and an after-tax increase to additional paid-in capital of $34.0 million. The outstanding 2028 Notes at December 31, 2013 (principal face amount of $91.5 million) were recorded net of debt discounts of $1.7 million. The Company is amortizing the debt discount over a remaining period of 0.3 years using an effective interest rate of approximately 8.8%. The Company recorded interest expense of $8.0 million, $7.6 million and $7.3 million and on the 2028 Notes during the years ended December 31, 2013, 2012 and 2011, respectively.

d. Acquisition-Related Borrowings

On September 30, 2011, one of the Company’s wholly owned subsidiaries, Knoxville HMA Holdings, LLC (“HMA Knoxville”), and certain subsidiaries of HMA Knoxville entered into a credit agreement with a syndicate of banks (the “Knoxville Credit Agreement”). HMA Knoxville entered into the Knoxville Credit Agreement to facilitate its acquisition of substantially all of the assets of seven general acute care hospitals and certain related ancillary health care operations in east Tennessee. See Note 4 for information regarding this acquisition. In connection with the 2011 Debt Restructuring, the Knoxville Credit Agreement was terminated on November 18, 2011 and (i) all of the principal and accrued interest outstanding thereunder was repaid and (ii) HMA Knoxville wrote-off deferred debt issuance costs, net of accumulated amortization, of approximately $10.4 million. The Knoxville Credit Agreement consisted of a $360.0 million term loan and a $150.0 million revolving credit facility. The full amount of the term loan was borrowed by HMA Knoxville on September 30, 2011 and that amount was included as part of the total cash consideration paid to complete the abovementioned acquisition. HMA Knoxville borrowed approximately $29.2 million under the revolving credit facility through November 18, 2011. Such amount was used to pay closing costs associated with the Knoxville Credit Agreement and provide start-up working capital to HMA Knoxville and its subsidiaries. HMA Knoxville could elect whether interest on the Knoxville Credit Agreement was calculated using LIBOR or prime as its base rate. The effective interest rate included a spread above the base rate selected by HMA Knoxville.

e. Other

At December 31, 2013, the Company was in violation of certain covenants contained in its debt agreements. In addition, certain debt agreements included cross-default provisions, and, as a result, the Company was in default under substantially all of its debt agreements. Subsequent to December 31, 2013, CHS cured the covenant violations by repaying all amounts outstanding under the Company’s Credit Facilities, Senior Debt Securities and Convertible Senior Subordinated Notes.

See Note 1(k) and Note 5 for further information regarding the estimated fair values of the Company’s financial instruments, including its long-term debt securities.

Capitalized interest was approximately $4.8 million, $9.5 million and $6.0 million during the years ended December 31, 2013, 2012 and 2011, respectively.

Scheduled maturities of long-term debt, exclusive of capital lease obligations, for the next five years ending December 31 and thereafter are summarized in the table below (in thousands).

2014	$88,896
2015	125,009
2016	1,104,619
2017	14,670
2018	1,295,948
Thereafter	970,491

$3,599,633

For purposes of the above table, it was assumed that the 2028 Notes will be repurchased on May 1, 2014 because the noteholders can unilaterally exercise their contractual rights to require the Company to repurchase some or all of their notes on such date.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3.	Leases

The Company leases real property, equipment and vehicles under cancelable and non-cancelable leases. Certain of the Company’s lease agreements provide standard renewal options and recurring escalations of lease payments for, among other things, increases in the lessors’ maintenance costs and taxes. Future minimum operating and capital lease payments for the next five years ending December 31 and thereafter, including amounts relating to leased hospitals, are summarized in the table below (in thousands).

	Operating			Capital
	Real Property	Real Property Master Leases	Equipment	Real Property and Equipment	Totals
2014	$41,976	$14,454	$55,500	$37,922	$149,852
2015	35,143	13,534	42,306	38,441	129,424
2016	29,377	11,504	26,812	29,650	97,343
2017	21,870	9,771	13,966	18,912	64,519
2018	14,766	7,351	4,120	11,820	38,057
Thereafter	60,334	22,798	1,696	178,371	263,199

Total minimum payments	$203,466	$79,412	$144,400	315,116	$742,394

Less amounts representing interest				(138,119)

Present value of minimum lease payments				$176,997

The Company has entered into several real property master leases with unrelated entities in the ordinary course of business. These leases are for buildings on or near hospital properties that are either subleased to unrelated third parties or used by the local hospital in its daily operations. The Company also owns medical office buildings that are leased to unrelated third parties or used for internal purposes.

Including acquisition transactions, the Company entered into capital leases and other similar arrangements for real property and equipment aggregating approximately $21.7 million, $70.5 million and $63.3 million during the years ended December 31, 2013, 2012 and 2011, respectively. Amortization expense pertaining to property, plant and equipment under capital lease arrangements is included with depreciation and amortization expense in the consolidated statements of operations.

The table below summarizes the Company’s assets under capital lease arrangements and other assets that are directly related to the Company’s leasing activities (e.g., leasehold improvements, contractual rights to operate hospitals, etc.).

	December 31,
	2013	2012
	(in thousands)
Property, plant and equipment under capital lease arrangements and other capitalized assets relating to leasing activities	$1,685,849	$1,404,819
Accumulated depreciation and amortization	(710,914)	(640,059)

Net book value	$974,935	$764,760

4.	Acquisitions, Joint Ventures and Other Activity

Acquisition Activity. The acquisitions described below were in furtherance of the part of the Company’s business strategy that calls for the acquisition of hospitals and other ancillary health care businesses in non-urban communities. The Company’s acquisitions are typically financed using a combination of available cash balances, proceeds from sales of available-for-sale securities, borrowings under revolving credit agreements and other long-term financing arrangements.

2013 Acquisitions. On April 1, 2013, one of the Company’s subsidiaries acquired an 80% interest in Bayfront Health System, Inc. which includes Bayfront Medical Center, a tertiary and teaching hospital in St. Petersburg, Florida that is licensed to operate 480 beds, and certain related health care operations. A not-for-profit

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4.	Acquisitions, Joint Ventures and Other Activity (continued)

organization affiliated with Bayfront Health System, Bayfront Health, Education and Research Organization, retained a 20% interest in such entities. The net purchase price for the Company’s 80% interest was approximately $162.0 million in cash, plus a working capital adjustment. The acquired assets and assumed liabilities included, among other things, supply inventories, property, plant and equipment and certain long-term lease obligations. The Company funded the entire purchase price of this acquisition with borrowings under the Revolving Credit Agreement, which is discussed at Note 2. During the year ended December 31, 2013, certain of the Company’s subsidiaries also acquired ancillary health care businesses for aggregate cash consideration of approximately $15.3 million.

2012 Acquisitions. Effective April 1, 2012, one of the Company’s subsidiaries acquired from a subsidiary of INTEGRIS Health, Inc. (“Integris”) an 80% interest in each of the following Oklahoma-based general acute care hospitals and certain related health care operations: (i) 53-bed Blackwell Regional Hospital in Blackwell; (ii) 56-bed Clinton Regional Hospital in Clinton; (iii) 25-bed Marshall County Medical Center in Madill; (iv) 52-bed Mayes County Medical Center in Pryor; and (v) 32-bed Seminole Medical Center in Seminole. A subsidiary of Integris retained a 20% interest in each of these entities. The total purchase price for the Company’s 80% interest in these five Oklahoma-based hospitals was approximately $61.9 million in cash. During the year ended December 31, 2012, certain of the Company’s subsidiaries also acquired nine ancillary health care businesses for aggregate cash consideration of $12.0 million.

2011 Acquisitions. On September 30, 2011, a subsidiary of the Company, Knoxville HMA Holdings, LLC (“HMA Knoxville”), acquired from Catholic Health Partners and its subsidiary Mercy Health Partners, Inc. (“Mercy”) substantially all of the assets of Mercy’s seven general acute care hospitals in east Tennessee. Those hospitals were formerly known as:

•	Mercy Medical Center St. Mary’s in Knoxville (401 licensed beds);

•	Mercy Medical Center North in Powell (108 licensed beds);

•	Mercy Medical Center West in Knoxville (101 licensed beds);

•	St. Mary’s Jefferson Memorial Hospital in Jefferson City (58 licensed beds);

•	St. Mary’s Medical Center of Campbell County in LaFollette (66 licensed beds);

•	St. Mary’s Medical Center of Scott County in Oneida (25 licensed beds); and

•	Baptist Hospital of Cocke County in Newport (74 licensed beds).

HMA Knoxville also acquired (i) substantially all of Mercy’s ancillary health care operations that were affiliated with the aforementioned Tennessee-based hospitals (collectively, those ancillary facilities are licensed to operate 74 beds) and (ii) Mercy’s Riverside hospital campus (which is licensed to operate 293 beds but is currently idle). The Company’s east Tennessee hospital and health care network is now collectively referred to as Tennova Healthcare. St. Mary’s Medical Center of Scott County and the former Riverside hospital campus were treated as discontinued operations on the date of acquisition (see Note 10). The total purchase price for this acquisition was approximately $532.4 million in cash. Additionally, HMA Knoxville assumed certain long-term lease obligations and will make certain maintenance and capital expenditures at the acquired hospitals. This acquisition was financed with available cash balances, which included the proceeds from sales of available-for-sale securities, and bank financing, which is described at Note 2(d).

Effective May 1, 2011, one of the Company’s subsidiaries acquired a 95% equity interest in a company that owns and operates Tri-Lakes Medical Center, a 112-bed general acute care hospital in Batesville, Mississippi, and certain related health care operations. The total purchase price for the Company’s 95% equity interest was approximately $38.8 million in cash. During the year ended December 31, 2011, certain of the Company’s subsidiaries also acquired ten ancillary health care businesses for aggregate cash consideration of $23.3 million.

Other. The Company’s acquisitions are accounted for using the purchase method of accounting. Management uses estimated exit price fair values as of the date of acquisition to (i) allocate the related purchase price to the assets acquired and liabilities assumed and (ii) record noncontrolling interests. Management uses a variety of techniques to estimate exit price fair values, including, but not limited to, valuation methodologies that derive fair values using a market approach based on comparable transactions and an approach based on depreciated replacement cost. The Company recorded incremental goodwill during each of the years ended December 31, 2013, 2012 and 2011 (most of which is expected to be tax deductible) because the final negotiated purchase price in certain completed acquisitions exceeded the fair value of the net tangible and intangible assets acquired.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4.	Acquisitions, Joint Ventures and Other Activity (continued)

During the year ended December 31, 2011, the Company incurred acquisition-related costs of approximately $5.0 million, which have been included in other operating expenses in the consolidated statements of operations. The Company’s acquisition-related costs for the years ended December 31, 2013 and 2012 were not material. Amounts paid for acquisition-related costs are included in net cash provided by continuing operating activities in the consolidated statements of cash flows.

The table below summarizes the purchase price allocations for the acquisitions that were completed during the three-year period ended December 31, 2013.

	Years Ended December 31,
	2013	2012	2011
	(in thousands)
Assets acquired:
Current and other assets	$9,208	$2,015	$25,762
Property, plant and equipment	132,966	15,350	499,900
Intangible assets and other long-term assets	116,576	48,862	59,606
Goodwill	21,608	26,319	89,910

Total assets acquired	280,358	92,546	675,178

Liabilities assumed:
Current liabilities	(1,124)	(501)	(13,725)
Capital lease obligations and related other	(37,425)	(961)	(61,307)
Other long-term liabilities	(2,274)	—	—

Total liabilities assumed	(40,823)	(1,462)	(75,032)

Net assets acquired	$239,535	$91,084	$600,146

The intangible assets that were acquired during the years ended December 31, 2013 and 2012 as part of the Company’s acquisitions were primarily contractual rights to operate hospitals (approximately $117.0 million in 2013 and $48.0 million in 2012). The Company amortizes those intangible assets on a straight-line basis with no residual value over the remaining terms of the related contracts. The weighted average future amortization periods for the contractual operating rights acquired during the years ended December 31, 2013 and 2012 were 40.0 years and 9.2 years, respectively.

A rollforward of the Company’s goodwill is summarized in the table below (in thousands).

	Years Ended December 31,
	2013	2012
Balances at the beginning of the year	$1,020,704	$996,628
Current year acquisition activity	21,608	26,319
Adjustments for prior period acquisitions, net	—	(2,243)

Balances at the end of the year	$1,042,312	$1,020,704

The operating results of entities that are acquired by the Company’s subsidiaries are included in the Company’s consolidated financial statements from the date of acquisition. If an acquired entity was subsequently sold, closed or is being held for sale, its operations are included in discontinued operations, which are discussed at Note 10.

Joint Ventures and Redeemable Equity Securities. As of December 31, 2013, the Company had established joint ventures to own/lease and operate 28 of its hospitals. Local physicians and/or other health care entities own minority equity interests in each of the joint ventures and participate in the related hospital’s governance. The Company owns a majority of the equity interests in each joint venture and manages the related hospital’s day-to-day operations.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4.	Acquisitions, Joint Ventures and Other Activity (continued)

When completing a joint venture transaction, the Company subsidiary that is a party to the joint venture customarily issues equity securities that provide the noncontrolling shareholders with certain rights to require the Company subsidiary to redeem such securities. As recorded in the consolidated balance sheets, redeemable equity securities represent the minimum amounts that can be unilaterally redeemed for cash by noncontrolling shareholders in respect of their subsidiary equity holdings or the initial unadjusted estimated fair values of contingent rights held by certain noncontrolling shareholders. Through December 31, 2013, the mandatory redemptions requested by noncontrolling shareholders in respect of their subsidiary equity holdings have been nominal. A rollforward of the Company’s redeemable equity securities is summarized in the table below (in thousands).

	Years Ended December 31,
	2013	2012	2011
Balances at the beginning of the year	$212,458	$200,643	$201,487
Noncontrolling shareholder interests in acquired businesses	41,861	15,218	2,046
Investments by noncontrolling shareholders	—	3,591	—
Purchases of subsidiary shares from and distributions to noncontrolling shareholders	(2,119)	(6,994)	(2,890)
Accretion in carrying value	67,930	—	—

Balances at the end of the year	$320,130	$212,458	$200,643

Upon the occurrence of certain events that are defined in the underlying operating agreements, some noncontrolling shareholders may require the Company’s affected subsidiary to purchase their minority equity holdings. Specifically, the Company may be required to purchase the 30% noncontrolling interest in Lake Norman Regional Medical Center for the higher of fair market value or $150.0 million upon the completion of the Merger (as described in Note 13). Accordingly, upon entering into the Merger Agreement, it became probable that this noncontrolling interest would become redeemable. As such, starting in August 2013 and up to the date of closing of the Merger, the Company has recorded adjustments on a straight line basis to this noncontrolling interest and recognized the respective impact as an increase to the net loss attributable to Health Management Associates, Inc. Otherwise, the Company believes that it is not probable that the contingent rights of any other noncontrolling shareholders will vest because there are no circumstances known to the Company that would trigger such equity repurchase obligations of the Company’s subsidiaries. Accordingly, insofar as the contingent rights are concerned, the carrying values of the related redeemable equity securities have not been adjusted since being initially recorded.

5.	Fair Value Measurements, Available-For-Sale Securities and Restricted Funds

General. GAAP defines fair value as the amount that would be received for an asset or paid to transfer a liability (i.e., an exit price) in the principal market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. GAAP describes the following three levels of inputs that may be used:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets and liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:	Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3:	Unobservable inputs when there is little or no market data available, thereby requiring an entity to develop its own assumptions. The fair value hierarchy gives the lowest priority to Level 3 inputs.

Transfers between levels within the fair value hierarchy are recognized by the Company on the date of the change in circumstances that requires such transfer.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5.	Fair Value Measurements, Available-For-Sale Securities and Restricted Funds (continued)

The table below summarizes the estimated fair values of certain of the Company’s financial assets (liabilities) as of December 31, 2013 and 2012 (in thousands):

	Level 1	Level 2	Level 3	December 31, 2013
Available-for-sale securities, including those in restricted funds	$70,507	$161,414	$—	$231,921

Interest rate swap contract	$—	$(12,179)	$—	$(12,179)

	Level 1	Level 2	Level 3	December 31, 2012
Available-for-sale securities, including those in restricted funds	$51,156	$222,007	$—	$273,163

Interest rate swap contract	$—	$(93,045)	$—	$(93,045)

The estimated fair values of the Company’s Level 1 available-for-sale securities were primarily determined by reference to quoted market prices. The Company’s Level 2 available-for-sale securities primarily consisted of: (i) bonds and notes issued by (a) the United States government and its agencies, (b) domestic and foreign corporations and (c) foreign governments; and (ii) preferred securities issued by domestic and foreign corporations. The estimated fair values of these securities are determined using various valuation techniques, including a multi-dimensional relational model that incorporates standard observable inputs and assumptions such as benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids/offers and other pertinent reference data.

The estimated fair value of the Company’s interest rate swap contract, which is discussed at Note 2(a), was determined using a model that considers various inputs and assumptions, including LIBOR swap rates, cash flow activity, forward yield curves and other relevant economic measures, all of which are observable market inputs that are classified under Level 2 of the fair value hierarchy. The model also incorporates valuation adjustments for credit risk. The table below summarizes the balance sheet classification of the estimated fair values of the Company’s interest rate swap contract liabilities (in thousands).

	December 31,
	2013	2012
Accrued expenses and other liabilities	$12,179	$84,277
Other long-term liabilities	—	8,768

Totals	$12,179	$93,045

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5.	Fair Value Measurements, Available-For-Sale Securities and Restricted Funds (continued)

The estimated fair values of the Company’s long-term debt instruments, which are discussed at Note 2, are determined by reference to quoted market prices and/or bid and ask prices in the relevant market. The table below summarizes the estimated fair values of the Company’s debt securities (in thousands) and indicates their corresponding level within the fair value hierarchy.

	December 31,
	2013	2012
Level 2:
6.125% Senior Notes due 2016	$444,000	$434,000
7.375% Senior Notes due 2020	980,000	945,000
3.75% Convertible Senior Subordinated Notes due 2028	113,473	100,948
Term Loan A	606,182	672,704
Term Loan B	1,349,967	1,397,227

The estimated fair values of the Company’s other long-term debt instruments reasonably approximate their carrying amounts in the consolidated balance sheets.

See Note 1(k) for discussion of the estimated fair values of the Company’s other financial instruments.

Available-For-Sale Securities (including those in restricted funds). Supplemental information regarding the Company’s available-for-sale securities (all of which had no withdrawal restrictions) is set forth in the table below (in thousands).

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Values
As of December 31, 2013:
Debt securities and debt-based mutual funds Government and corporate	$152,460	$2,613	$(251)	$154,822
Equity securities and equity-based mutual funds
Domestic	46,093	9,153	(526)	54,720
International	19,476	2,831	(100)	22,207
Commodity-based fund	172	—	—	172

Totals	$211,447	$14,597	$(877)	$231,921

As of December 31, 2012:
Debt securities and debt-based mutual funds Government and corporate	$206,258	$3,963	$(331)	$209,890
Equity securities and equity-based mutual funds
Domestic	37,825	4,307	(234)	41,898
International	18,005	1,766	(219)	19,552
Commodity-based fund	1,823	—	—	1,823

Totals	$263,911	$10,036	$(784)	$273,163

As of December 31, 2013 and 2012, investments with aggregate estimated fair values of approximately $23.7 million (323 investments) and $123.8 million (195 investments), respectively, generated the gross unrealized losses disclosed in the above table. Management concluded that other-than-temporary impairment charges were not necessary for such gross unrealized losses at either of the balance sheet dates because of, among other things, recent declines in the value of the affected securities and/or the Company’s brief holding period (i.e., most of such securities have been held for less than one year), as well as the Company’s ability to hold the securities for a reasonable period of time sufficient for a projected recovery of fair value. Management will continue to monitor and evaluate the recoverability of the Company’s available-for-sale securities.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5.	Fair Value Measurements, Available-For-Sale Securities and Restricted Funds (continued)

The contractual maturities of debt-based securities held by the Company as of December 31, 2013 and 2012, excluding mutual fund holdings, are set forth in the table below. Expected maturities will differ from contractual maturities because the issuers of the debt securities may have the right to prepay their obligations without prepayment penalties.

	December 31, 2013
	Amortized Cost	Estimated Fair Values
	(in thousands)
Within 1 year	$269	$272
After 1 year and through year 5	12,680	12,910
After 5 years and through year 10	12,857	13,279
After 10 years	17,402	17,550

	December 31, 2012
	Amortized Cost	Estimated Fair Values
	(in thousands)
Within 1 year	$308	$320
After 1 year and through year 5	10,564	10,812
After 5 years and through year 10	9,043	9,689
After 10 years	13,569	14,182

Gross realized gains and losses on sales of available-for-sale securities and other investment income, which includes interest and dividends, are summarized in the table below (in thousands).

	Years Ended December 31,
	2013	2012	2011
Realized gains	$9,768	$4,703	$1,694
Realized losses	(5,980)	(1,622)	(1,176)
Investment income	6,412	8,490	6,962

Restricted Funds. The Company’s restricted funds, which consisted solely of available-for-sale securities at both December 31, 2013 and 2012, are held by a wholly owned captive insurance subsidiary that is domiciled in the Cayman Islands. The assets of such subsidiary are effectively limited to use in its proprietary operations. Restricted funds are primarily used to purchase reinsurance policies and pay professional liability indemnity losses and related loss expenses. The current and long-term classification of restricted funds is primarily based on the projected timing of professional liability claim payments.

Supplemental information regarding the available-for-sale securities that are included in restricted funds is set forth in the table below (in thousands).

	Years Ended December 31,
	2013	2012	2011
Proceeds from sales	$117,481	$67,754	$46,325
Purchases	116,801	89,907	86,057

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6.	Income Taxes

The significant components of the Company’s income tax expense (benefit) are summarized in the table below (in thousands).

	Years Ended December 31,
	2013	2012	2011
Federal:
Current	$(79,809)	$81,777	$41,803
Deferred	(49,089)	6,948	59,899

Total federal	(128,898)	88,725	101,702

State:
Current	(10,559)	13,987	(15,400)
Deferred	4,116	(12,658)	17,761

Total state	(6,443)	1,329	2,361

Totals	$(135,341)	$90,054	$104,063

Reconciliations of the federal statutory rate to the Company’s effective income tax rates were as follows:

	Years Ended December 31,
	2013	2012	2011
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	1.9	0.3	0.5
Noncontrolling interests	1.6	(3.0)	(2.9)
Other	(2.0)	0.1	2.6

Totals	36.5%	32.4%	35.2%

Net income attributable to noncontrolling interests, which is not tax-effected in the consolidated financial statements, reduces the Company’s effective income tax rates.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6.	Income Taxes (continued)

Tax-effected temporary differences that give rise to federal and state deferred income tax assets and liabilities are summarized in the table below (in thousands).

	December 31,
	2013	2012
Deferred income tax assets:
Interest rate swap contract	$12,272	$37,986
Allowances for doubtful accounts	48,068	—
Accrued liabilities	27,771	50,350
Debt Amortization	759	—
Self-insured liabilities	46,456	43,017
State net operating loss and tax credit carryforwards	59,054	51,755
Other	45,941	51,542

Deferred income tax assets, before valuation allowances	240,321	234,650
Valuation allowances	(42,710)	(26,943)

Deferred income tax assets, net	197,611	207,707

Deferred income tax liabilities:
Property, plant and equipment	(160,610)	(128,724)
Goodwill	(127,059)	(113,004)
Allowance for doubtful accounts	—	(45,637)
Joint ventures	(194,412)	(209,949)
Deferred gains on the early extinguishment of debt	(13,665)	(13,737)
Convertible debt discount amortization	—	(1,827)
Deferred revenue	(8,217)	(10,362)
Prepaid expenses	(15,946)	(14,730)

Deferred income tax liabilities	(519,909)	(537,970)

Net deferred income tax liabilities	$(322,298)	$(330,263)

Valuation allowances are the result of state net operating loss and tax credit carryforwards that management believes may not be fully realized due to uncertainty regarding the Company’s ability to generate sufficient future state taxable income. State net operating loss carryforwards aggregated approximately $1.4 billion at December 31, 2013 and have expiration dates through December 31, 2032.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6.	Income Taxes (continued)

A rollforward of the Company’s unrecognized income tax benefits is presented below (in thousands).

	Years Ended December 31,
	2013	2012	2011
Balances at the beginning of the year	$35,291	$31,515	$36,129
Additions for tax positions of the current year	315	5,360	4,434
Additions for tax positions of prior years	—	1,648	9,209
Reductions for tax positions of prior years	(12,509)	—	(7,623)
Lapses of statutes of limitations	(5,033)	(3,232)	(6,164)
Settlements	(4,101)	—	(4,470)

Balances at the end of the year	$13,963	$35,291	$31,515

The Company files numerous consolidated and separate federal and state income tax returns. With a few exceptions, there are no ongoing federal or state income tax examinations for periods before the year ended December 31, 2013. Management does not expect significant changes to the Company’s income tax reserves over the next year due to current audits and/or potential statute extensions, other than certain state income tax disputes for which it is reasonably possible that they will be resolved during the year ending December 31, 2014. If such state income tax disputes are resolved in favor of the Company, there would be a corresponding favorable impact on the Company’s provision for income taxes during such year.

The Company recognizes interest and penalties related to unrecognized income tax benefits in its provision for income taxes. During the years ended December 31, 2013 and 2012, the Company recognized approximately $0.9 million and $0.1 million, respectively, of net interest and penalties expense. The Company recognized a corresponding net benefit of $1.3 million during the year ended December 31, 2011 due to the reversal of certain previously established accrued expense balances. At December 31, 2013 and 2012, the Company had accrued $6.9 million and $7.7 million, respectively, for interest and penalties. At both such dates, there were no unrecognized income tax benefits for tax positions wherein the ultimate deductibility was highly certain but for which there was uncertainty about the timing of such deductibility.

In the normal course of business, there may be differences between the Company’s income tax provision for financial reporting purposes and final settlements with taxing authorities. These differences, which principally relate to state income tax matters, are subject to interpretation pursuant to the applicable regulations. Management does not believe that the resolution of these differences will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

7.	Shareholder Rights Plan

On May 24, 2013, the Company adopted and entered into a Shareholder Rights Plan (the “Rights Plan”) with American Stock Transfer & Trust Company, LLC, as rights agent. The Rights Plan is designed to promote the fair and equal treatment of all of the Company’s stockholders and ensures that the Board of Directors remains in the best position to discharge its fiduciary duties.

The Rights Plan authorizes the issuance of one preferred share purchase right (a “Right”) for each outstanding share of the Company’s common stock held of record as of June 3, 2013, and directs the issuance of one preferred share purchase right with respect to each share of the Company’s common stock that shall become outstanding thereafter until the Rights become exercisable or they expire, as described below.

Each Right, once exercisable, entitles holders of the Company’s common stock to purchase one-thousandth of a share of the Company’s preferred stock designated as Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), at a price of $45.00 per one one-thousandth of a share, subject to certain adjustments. The Rights will generally become exercisable only following the tenth day after a person or group (with certain exceptions) acquires or obtained the right to acquire, or announced a tender or exchange offer, that if consummated would result in such person or group acquiring beneficial ownership of 15% or more of the Company’s outstanding common stock. Upon the occurrence of a triggering event, the Rights will entitle every holder of the Company’s common stock, other than the acquirer, to purchase the Company’s stock on terms that would likely be economically dilutive to the acquirer.

The Rights Plan provides that the Rights expire upon the close of business on the earliest to occur of: (i) May 24, 2014, (ii) the date on which the Rights are redeemed or exchanged by the Company in accordance with the Rights Plan or (iii) the date of the Company’s 2014 annual meeting of stockholders if requisite stockholder approval of the Rights Plan is not obtained at such meeting.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7.	Shareholder Rights Plan (continued)

On July 29, 2013, prior to and in connection with entering into the Merger Agreement, the Company entered into an amendment (the “Rights Amendment”) to the Rights Plan which provides that, among other things, (i) none of CHS, Merger Sub or any other subsidiary of CHS is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Plan solely as a result of the Merger Agreement and the transactions contemplated thereby, (ii) a “Distribution Date” or a “Stock Acquisition Date” (as such terms are defined in the Rights Plan) does not occur, in each case, as a result of the adoption, approval, execution or delivery of the Merger Agreement or the consummation of the Merger Agreement and (iii) the “Final Expiration Date” (as such term is defined in the Rights Plan) shall occur immediately prior to the Effective Time (as defined in the Merger Agreement). The Rights Amendment also provides that if for any reason the Merger Agreement is terminated in accordance with its terms, the Rights Amendment will be of no further force and effect and the Rights Plan shall remain exactly the same as it existed immediately prior to the execution of the Rights Amendment.

8.	Stock-Based Compensation

Background. The Health Management Associates, Inc. Amended and Restated 1996 Executive Incentive Compensation Plan (the “EICP”) permits the Company to grant stock awards to: (i) employees; (ii) independent directors serving on the Company’s Board of Directors; and (iii) non-employed physicians and clinicians who provide the Company with bona fide advisory or consulting services. The Company has granted non-qualified stock options and awarded other stock-based compensation to key employees and directors under the EICP or its predecessor plan; however, no stock awards have been granted to non-employed physicians and clinicians. The Health Management Associates, Inc. 2006 Outside Director Restricted Stock Award Plan (the “2006 Director Plan”) provided for annual issuances of restricted stock awards to independent directors; however, only a nominal amount of shares remain available for award under such plan. Accordingly, beginning January 1, 2011, annual deferred stock awards have been granted to independent directors under the EICP.

The Company has approximately 43.4 million shares of common stock authorized for stock-based compensation under all of its plans (13.5 million shares remained available for award at December 31, 2013). The Company’s policy is to issue new shares of common stock to satisfy stock option exercises and other stock-based compensation arrangements. If an award granted under a stock-based plan is forfeited, expires, terminates or is otherwise satisfied without delivery of shares of common stock to the plan participant, then the underlying shares will become available again for the benefit of employees, directors and non-employed physicians and clinicians.

On June 25, 2013, Glenview filed with the SEC a preliminary consent solicitation statement which, among other things, sought consent from the Company’s stockholders to remove all of the members of the Company’s then existing Board of Directors and replace them with individuals nominated by Glenview (the “Glenview Nominees”). On July 19, 2013, Glenview filed its definitive consent solicitation statement with the SEC and solicited consent from the Company’s stockholders (the “Glenview Consent Solicitation Process”). As a result of the Glenview Consent Solicitation Process, on August 16, 2013, all of the incumbent board members were removed and replaced by the Glenview Nominees. Such event constituted a change in control (the “Change in Control”) pursuant to the EICP and the 2006 Director Plan. As a result of such Change in Control and pursuant to the terms of the EICP and 2006 Director Plan and the applicable award agreements, all of the outstanding and unvested equity and performance cash awards held became vested. At such time an aggregate of approximately 7.3 million shares of common stock were subject to unvested restricted stock and deferred stock awards. The vesting of the stock resulted in the recognition of approximately $42.1 million of incremental stock compensation expense.

In addition, holders of stock options issued under the EICP were entitled to receive a cash payment due to the Change in Control and based on terms as defined in the EICP. This cash payment resulted in recognition of approximately $4.0 million of incremental compensation expense.

General. GAAP requires that the fair value of all share-based payments to employees and directors be measured on their grant date and either recognized as expense in the income statement over the requisite service period or, if appropriate, capitalized and amortized. Compensation expense for the stock-based arrangements described below, which is recorded in salaries and benefits in the consolidated statements of income, was approximately $58.9 million, $25.6 million and $24.5 million during the years ended December 31, 2013, 2012 and 2011, respectively. Substantially all such expense relates to the Company’s deferred stock and restricted stock awards. The Company has not capitalized any stock-based compensation amounts. For awards with service-only vesting conditions, stock-based compensation expense is recognized on a straight-line basis over the requisite

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

8.	Stock-Based Compensation (continued)

service period, which is generally aligned with the underlying stock-based award’s vesting period. If an award has either a performance or market vesting condition, stock-based compensation expense is recognized ratably from the service inception date to the vesting date for each tranche of the award. For stock-based arrangements with performance conditions as a prerequisite to vesting, compensation expense is not recognized until it is probable that the corresponding performance condition will be achieved. During the years ended December 31, 2013, 2012 and 2011, stock-based compensation expense yielded income tax benefits of $21.2 million, $9.9 million and $9.5 million, respectively, that have been recognized in the consolidated statements of operations.

Cash receipts from all stock-based plans during the years ended December 31, 2013 and 2011 were approximately $27.9 million and $14.1 million, respectively. There were no such cash receipts during the year ended December 31, 2012. Realized income tax benefits, including those pertaining to deferred stock and restricted stock awards for which the Company receives no cash proceeds upon issuance of the underlying common stock, were $21.2 million, $9.2 million and $11.0 million during the years ended December 31, 2013, 2012 and 2011, respectively.

Deferred Stock and Restricted Stock Awards. Deferred stock is a right to receive shares of common stock upon fulfillment of specified conditions. The Company’s deferred stock vesting conditions are typically continuous employment and a performance criterion based on the Company’s operating results. The Company provides deferred stock to its key employees through stock incentive awards that generally vest 25% per annum. At the completion of the vesting period, common stock is issued to the grantee.

Restricted stock represents shares of common stock that preserve the indicia of ownership for the holder but are subject to restrictions on transfer and risk of forfeiture until fulfillment of specified conditions. In addition to requiring continuous service as an employee, the annual vesting of senior executive officer restricted stock awards requires the satisfaction of certain predetermined performance objectives that are set by the Compensation Committee of the Board of Directors. The independent directors’ restricted stock awards and deferred stock awards under the 2006 Director Plan and the EICP, respectively, vest in four equal installments on January 1 of each year following the grant date, provided that the recipient remains an independent director on such dates or certain other conditions are met.

On March 11, 2008, the Compensation Committee approved and implemented a long-term incentive compensation program for certain senior executive officers (the “LTI Program”), which provides long-term incentive compensation in the form of cash payments and equity awards. Annual targeted incentive compensation awards under the LTI Program have historically been granted as follows: (i) restricted stock that vests based on service; (ii) restricted stock that vests based on the satisfaction of performance criteria; and (iii) cash based on the satisfaction of the same performance criteria. Beginning in 2013, deferred stock was used in place of restricted stock under the LTI Program. The predetermined financial performance criterion that will be reviewed annually for vesting purposes is currently an operational fiscal measure of the Company that is defined in the grant award. Full vesting of awards under the LTI Program also requires continuous employment with the Company over a four-year period, with awards vesting 25% per annum.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

8.	Stock-Based Compensation (continued)

Deferred stock and restricted stock activity for the Company’s stock-based compensation plans, inclusive of participants employed at discontinued operations, is summarized in the table below.

	Shares		Weighted Average Grant Date Fair Values
	Deferred	Restricted	Deferred	Restricted
	Stock	Stock	Stock	Stock
	(in thousands)
Balances at January 1, 2011 (non-vested)	6,216	2,094	$7.25	4.45
Granted	4,139	505	9.63	9.67
Vested	(1,992)	(653)	7.67	4.33
Forfeited	(1,334)	—	7.95	—

Balances at December 31, 2011 (non-vested)	7,029	1,946	8.38	5.89
Granted	3,637	782	6.86	6.83
Vested	(2,526)	(800)	7.76	5.07
Forfeited	(628)	(86)	8.25	6.16

Balances at December 31, 2012 (non-vested)	7,512	1,842	7.88	6.63
Granted	3,003	—	10.90	—
Vested	(9,321)	(1,179)	8.65	6.09
Forfeited	(1,160)	(623)	9.40	7.60

Balances at December 31, 2013 (non-vested)	34	40	12.53	7.27

The aggregate intrinsic values of deferred stock and restricted stock issued during the years ended December 31, 2013, 2012 and 2011 were approximately $129.2 million, $23.9 million and $25.6 million, respectively. The aggregate grant date fair values of deferred stock and restricted stock awards that vested during such years were $32.7 million, $23.7 million and $18.1 million, respectively.

Compensation expense for deferred stock and restricted stock awards is based on the fair value (i.e., market price) of the underlying stock on the date of grant. At December 31, 2013, there was approximately $0.4 million of unrecognized compensation cost attributable to non-vested deferred stock and restricted stock awards. Such cost is expected to be recognized over the remaining requisite service period for each award, the weighted average of which is approximately 3.6 years.

Stock Options. All employee stock options have ten year terms and vest 25% on each grant anniversary date over four years of continuous employment with the Company. Stock options granted to the independent directors on the Company’s Board of Directors have ten year terms and vest 25% on each grant anniversary date, provided that such individual remains an independent director on the vesting dates.

Stock-based compensation expense for stock options is based on the estimated fair values of the stock option awards on the date of grant as determined by the Black-Scholes option pricing model. At December 31, 2013, there was no unrecognized compensation cost attributable to stock options. The aggregate grant date fair value of stock options that vested during each of the years ended December 31, 2013, 2012 and 2011 was nominal. The aggregate intrinsic values of stock options exercised during the years ended December 31, 2013 and 2011 were $8.1 million and $2.8 million, respectively. No stock options were exercised during the year ended December 31, 2012.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

8.	Stock-Based Compensation (continued)

Stock option activity for the Company’s stock-based compensation plans, inclusive of participants employed at discontinued operations, is summarized in the table below.

	Options	Weighted Average Exercise Prices	Weighted Average Remaining Contractual Terms (Years)	Aggregate Intrinsic Values
	(in thousands)			(in thousands)
Outstanding at January 1, 2011	7,175	$9.74
Exercised	(1,563)	9.00
Terminated	(610)	10.59

Outstanding at December 31, 2011	5,002	9.87
Exercised	—
Terminated	(1,181)	10.03

Outstanding at December 31, 2012	3,821	9.87
Exercised	(2,959)	9.45
Terminated	(862)	11.20

Outstanding at December 31, 2013	—	$—	—	$—

9.	Retirement Plans

The Company maintains defined contribution retirement plans that cover substantially all of its employees. Under those plans, the Company can elect to match a portion of employee contributions. The total retirement plan matching contribution expense during the years ended December 31, 2013, 2012 and 2011 was approximately $8.0 million, $8.5 million and $9.1 million, respectively.

Additionally, the Company maintains a supplemental retirement plan for certain executive officers. Generally, that plan provides for monthly post-employment payments after the attainment of normal retirement age (62) or early retirement age (55) in the case of one participant, if the participants are still employed by the Company on those dates. Supplemental retirement plan payments generally continue for the remainder of the executive officer’s life.

10.	Discontinued Operations

The Company’s discontinued operations during the years presented herein included: (i) the 172-bed Woman’s Center at Dallas Regional Medical Center in Mesquite, Texas; (ii) 189-bed Gulf Coast Medical Center in Biloxi, Mississippi; (iii) 25-bed Fishermen’s Hospital in Marathon, Florida; (iv) 25-bed St. Mary’s Medical Center of Scott County in Oneida, Tennessee; (v) the 293-bed idle Riverside hospital campus in Knoxville, Tennessee; (vi) 76-bed Williamson Memorial Hospital in Williamson, West Virginia and (vii) certain other health care operations affiliated with those hospitals. The operating results and cash flows of discontinued operations are included in the Company’s consolidated financial statements up to the date of disposition. Additionally, as required by GAAP, the operating results and cash flows of the abovementioned entities have been separately presented as discontinued operations in the Company’s consolidated financial statements.

On October 7, 2013, the Company announced that it had signed a definitive agreement to sell Williamson Memorial Hospital (“Williamson”). Subject to regulatory approvals, the Company anticipates this transaction will close during 2014.

The Woman’s Center at Dallas Regional Medical Center (the “Woman’s Center”) was closed on June 1, 2008. On May 21, 2012, the remaining real property at the Woman’s Center was sold for cash consideration of approximately $1.4 million, less selling and other related costs. The resulting loss of $1.1 million has been included in discontinued operations during the year ended December 31, 2012.

The Company closed Gulf Coast Medical Center (“GCMC”) on January 1, 2008. On July 18, 2011, the remaining real property at GCMC was sold for cash consideration of approximately $3.4 million, less selling and other related costs. The resulting gain of $0.6 million has been included in discontinued operations during the year ended December 31, 2011. During the year ended December 31 2010, the Company recorded a long-lived asset impairment charge in respect of GCMC of $8.4 million to reduce the hospital’s assets to their then estimated net realizable value.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10.	Discontinued Operations (continued)

During May 2011, one of the Company’s subsidiaries entered into a lease termination agreement for Fishermen’s Hospital that became effective on July 1, 2011. As part of the agreement, the hospital’s remaining equipment, as well as certain working capital items, were sold to the Company’s former lessor for approximately $1.5 million in cash. The Fishermen’s Hospital lease termination resulted in a goodwill impairment charge of $3.6 million during the year ended December 31, 2011.

As discussed at Note 4, a subsidiary of the Company acquired St. Mary’s Medical Center of Scott County (“SMMC”)” and the idle Riverside hospital campus (“Riverside”) from Mercy on September 30, 2011. Approximately $12.4 million of the Mercy acquisition purchase price was allocated to SMMC and Riverside and such amount was included as an investing activity of discontinued operations in the Company’s consolidated statements of cash flows. SMMC was a leased facility with a lease agreement that expired on May 24, 2012. On such date, the SMMC facility was returned to the lessor. Mercy had closed the hospital at the Riverside location prior to the Company’s acquisition. Management concluded that the estimated fair value of the long-lived assets at the Riverside hospital facility, less costs to sell, was lower than the corresponding net book value of such assets. Accordingly, the Company recorded long-lived asset impairment charges aggregating $3.0 million during the year ended December 31, 2012 to reduce the affected long-lived assets to their estimated net realizable value On December 23, 2013, the Riverside hospital facility was sold for cash consideration of approximately $6.3 million, less selling and other related costs.

The table below summarizes the principal components of the Company’s assets of discontinued operations (in thousands).

	December 31,
	2013	2012
Supplies, prepaid expenses and other assets	$2,292	$1,591
Property, plant and equipment, net, and other	8,001	23,085

Total assets of discontinued operations	$10,293	$24,676

The table below sets forth the underlying details of the Company’s discontinued operations (in thousands) during the years ended December 31, 2013, 2012 and 2011.

	Years Ended December 31,
	2013	2012	2011
Net revenue before the provision for doubtful accounts	$30,148	$43,027	$55,519
Provision for doubtful accounts	(4,546)	(8,237)	(8,283)

Net revenue	25,602	34,790	47,236

Salaries and benefits	16,175	23,226	25,615
Depreciation and amortization	1,413	3,553	2,893
Other operating expenses	11,867	19,453	19,026
Medicare and Medicaid HCIT incentive payments	(1,121)	(1,712)	(742)
Long-lived asset and goodwill impairment charges	7,018	3,038	3,614
(Gains) losses on sales of assets, net	—	1,102	(304)

	35,352	48,660	50,102

Loss before income taxes	(9,750)	(13,870)	(2,866)
Income tax benefit	3,659	5,304	1,111

Loss from discontinued operations	$(6,091)	$(8,566)	$(1,755)

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

11.	Accumulated Other Comprehensive Income (Loss)

GAAP defines comprehensive income as the change in equity of a business enterprise from transactions and other events and circumstances that relate to non-owner sources. A rollforward of the Company’s accumulated other comprehensive income (loss) is presented in the table below (in thousands).

	Unrealized Gains (Losses) on Available-for-Sale Securities	Interest Rate Swap Contract	Totals
Balances at January 1, 2011, net of income taxes of $81,933	$1,572	$(132,696)	$(131,124)
Unrealized losses on available-for-sale securities, net of income taxes of $39	(78)	—	(78)
Adjustments for net gains reclassified into net income, net of income taxes of $357 (1)	(663)	—	(663)
Change in fair value of interest rate swap contract, net of income taxes of $17,662	—	30,073	30,073
Reclassification adjustments for amortization of expense into net income, net of income taxes of $4,032	—	6,352	6,352

Balances at December 31, 2011, net of income taxes of $60,635	831	(96,271)	(95,440)
Unrealized gains on available-for-sale securities, net of income taxes of $2,788	5,186	—	5,186
Reclassification adjustments for amortization of expense into net income, net of income taxes of $30,655	—	48,314	48,314

Balances at December 31, 2012, net of income taxes of $27,192	6,017	(47,957)	(41,940)
Unrealized gains on available-for-sale securities, net of income taxes of $1,458	3,009	—	3,009
Reclassification adjustments for amortization of expense into net income, net of income taxes of $27,296	—	43,021	43,021

Balances at December 31, 2013, net of income taxes of $1,562	$9,026	$(4,936)	$4,090

(1)	The pre-tax amount of this reclassification adjustment is included in the Company’s consolidated statements of operations as “Other.”

Prior to the Company’s debt restructuring on November 18, 2011, which is discussed at Note 2, the Company’s interest rate swap contract had been a perfectly effective cash flow hedge instrument that was used to manage the risk of variable interest rate fluctuation on certain long-term debt. Changes in the estimated fair value of the interest rate swap contract were previously recognized as a component of other comprehensive income (loss). See Note 2(a) and Note 5 for further discussion of the interest rate swap contract. Because of the Company’s debt restructuring, the interest rate swap contract, which expires in February 2014, is no longer an effective cash flow hedge instrument. Therefore, changes in its estimated fair value subsequent to the debt restructuring are no longer included in other comprehensive income (loss) but are recognized in the Company’s consolidated statements of operations as interest expense. Future amortization of the accumulated other comprehensive loss attributable to the interest rate swap contract, which is also recognized as interest expense, is expected to approximate $8 million during the year ending December 31, 2014.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

12.	Change in Control and Other Costs

On June 25, 2013, Glenview filed with the SEC a preliminary consent solicitation statement which, among other things, sought consent from the Company’s stockholders to remove all of the members of the Company’s then existing Board of Directors and replace them with the Glenview Nominees. On July 19, 2013, Glenview filed its definitive consent solicitation statement with the SEC and solicited consent from the Company’s stockholders (the “Glenview Consent Solicitation Process”). As a result of the Glenview Consent Solicitation Process, on August 16, 2013, all of the incumbent board members were removed and replaced by the Glenview Nominees. Such event constituted a change in control (the “Change in Control”) pursuant to the Health Management Associates, Inc. amended and restated 1996 Executive Incentive Compensation Plan (the “EICP”) and the 2006 Outside Director Restricted Stock Award Plan (the “2006 Director Plan”). As a result of such Change in Control and pursuant to the terms of the EICP and 2006 Director Plan and the applicable award agreements, all of the outstanding and unvested equity and performance cash awards held became vested. At such time an aggregate of approximately 7.3 million shares of common stock were subject to unvested restricted stock and deferred stock awards. The vesting of the stock resulted in the recognition of approximately $42.1 million of incremental stock compensation expense.

In addition, holders of stock options issued under the EICP were entitled to receive a cash payment due to the Change in Control and based on terms as defined in the EICP. This cash payment resulted in recognition of approximately $4.0 million of incremental compensation expense.

Finally, certain employees held an aggregate of approximately $39.1 million of unvested cash awards issued under the EICP. All such awards immediately vested upon the Change in Control.

Related to the Merger Agreement and the Glenview Consent Solicitation Process, the Company has incurred substantial costs associated with various advisors, including bankers, attorneys and others, and the Company has also entered into certain retention and severance agreements with key personnel. Outside fees associated with these events were approximately $28.5 million for the year ended December 31, 2013. Severance and retention costs were approximately $19.3 million for the year ended December 31, 2013.

All of the above items have been recognized as “Change in control and other related expenses” in the Consolidated statements of operations.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

13.	Agreement and Plan of Merger

On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.01 per share (the “HMA Common Stock”), issued and outstanding immediately prior to the Effective Time (other than the Company’s treasury shares and any of the Company’s shares owned by CHS, Merger Sub or any subsidiary of CHS (other than Merger Sub), the Company or Merger Sub, and other than shares of HMA Common Stock as to which dissenters’ rights have been properly exercised) was cancelled and converted into the right to receive (i) $10.50 in cash, without interest (the “Cash Consideration”), (ii) 0.06942 (the “Exchange Ratio”) of a share of CHS common stock, par value $0.01 per share (the “CHS Common Stock”), and (iii) one contingent value right (each, a “CVR” and collectively, the “CVRs”) issued by CHS subject to and in accordance with the CVR Agreement described below (collectively, the “Merger Consideration”).

Additionally, at the Effective Time (i) each outstanding option to acquire shares of HMA Common Stock, whether or not then vested, was cancelled and terminated in exchange for the right to receive a number of shares of HMA Common Stock equal to the number of shares of HMA Common Stock subject to such stock option minus the number of shares of HMA Common Stock subject to such option which, when multiplied by the per share closing price of HMA Common Stock as reported on the New York Stock Exchange the day before the Effective Time, was equal to the aggregate exercise price of such option; (ii) each outstanding restricted stock award, whether or not then vested, vested in full and was treated as an outstanding share of HMA Common Stock; (iii) each deferred stock award that was then outstanding, whether or not then vested, was cancelled and exchanged for a number of shares of HMA Common Stock underlying such deferred stock award so cancelled; and (iv) each performance cash award, whether or not then vested, vested in full and was cancelled in exchange for a lump sum cash payment. Any shares of HMA Common Stock issued pursuant to the foregoing was cancelled and converted into the right to receive the Merger Consideration at the Effective Time.

Upon the closing of the Merger, CHS and American Stock Transfer & Trust Company, LLC, as trustee, entered into a Contingent Value Rights Agreement (the “CVR Agreement”) governing the terms of the CVRs. A holder of a CVR will be entitled to receive a cash payment of $1.00 per CVR (the “CVR Payment”), following and conditioned upon the final resolution of certain of the Company’s legal matters, as defined in the CVR Agreement, (the “Existing Litigation”). If the amount of certain specified losses (including attorneys’ fees and expenses) arising out of or relating to the Existing Litigation exceeds $18.0 million (the “Deductible”), the amount paid to the CVR holders would be reduced by $0.90 for each dollar for which the amount of such losses exceeds the Deductible. For purposes of calculating the CVR Payment, the amount of such losses will be net of any amounts actually recovered by CHS under insurance policies. After the closing of the Merger, CHS will control the management and disposition of the Existing Litigation, including with respect to the defense, negotiation and settlement thereof.

14.	Commitments and Contingencies

Renovation and Expansion Projects. As of December 31, 2013, the Company had undertaken several hospital renovation and expansion projects and various information technology hardware and software upgrades. Management does not believe that any of the Company’s construction, renovation and/or expansion projects are individually significant or that they represent, in the aggregate, a material commitment of the Company’s resources.

Standby Letters of Credit. At December 31, 2013, the Company maintained approximately $59.5 million of standby letters of credit in favor of third parties with various expiration dates through February 2, 2015.

Physician and Physician Group Guarantees. The Company is committed to providing financial assistance to physicians and physician groups practicing in the communities that its hospitals serve through certain recruiting arrangements and professional services agreements. At December 31, 2013, the Company was committed to guarantees of approximately $188.2 million under such arrangements. The actual amounts advanced will depend on the financial results of each physician’s and physician group’s private practice during the related contractual measurement period, which generally approximates one to two years. Amounts advanced under these agreements are considered to be loans. Provided that the physician or physician group continues to practice in the community served by the Company’s hospital, the loan is generally forgiven on a pro rata basis over a period of 12 to 24 months. Management believes that the recorded liabilities for physician and physician group guarantees of $62.4 million and $89.7 million at December 31, 2013 and 2012, respectively, are adequate and reasonable; however, there can be no assurances that the ultimate liability will not exceed management’s estimates. Estimated guarantee liabilities and the related intangible assets are predicated on historical payment patterns and an evaluation of the facts and circumstances germane to the specific contract under review. If the costs of these arrangements exceed management’s estimates, the liabilities could materially increase.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

14.	Commitments and Contingencies (continued)

Professional Liability Risks. The Company uses its wholly owned captive insurance subsidiary and its risk retention group subsidiary, which are domiciled in the Cayman Islands and South Carolina, respectively, to self-insure a significant portion of its professional liability risks. Those subsidiaries, which are collectively referred to as the “Insurance Subsidiaries,” provide (i) claims-made coverage to all of the Company’s hospitals and other health care facilities and (ii) occurrence-basis coverage to most of the physicians employed by the Company. The employed physicians not covered by the Insurance Subsidiaries generally maintain claims-made policies with unrelated third party insurance companies. To mitigate the exposure of the program covering the Company’s hospitals and other health care facilities, the Insurance Subsidiaries buy claims-made reinsurance policies from unrelated third parties for claims above certain self-retention levels.

The Company’s discounted reserves for indemnity losses and related loss expenses, net of amounts estimated to be recoverable under reinsurance policies, were approximately $259.4 million and $239.0 million at December 31, 2013 and 2012, respectively. Such amounts were derived using a discount rate of 1.0% and a weighted average payment duration of approximately three years. The Company’s undiscounted reserves for professional liability risks, net of amounts estimated to be recoverable under reinsurance policies, were $266.3 million and $245.5 million at December 31, 2013 and 2012, respectively. The Company included $49.6 million and $38.5 million in accrued expenses and other liabilities in the consolidated balance sheets at December 31, 2013 and 2012, respectively, to reflect the estimated loss and loss expense payments that are projected to be satisfied within one year of those balance sheet dates. The Company recorded total expenses for its professional liability risks of $71.2 million, $60.5 million and $66.3 million during the years ended December 31, 2013, 2012 and 2011, respectively. Such expenses, which include indemnity losses, related loss expenses, interest accretion on discounted reserves and cumulative adjustments for changes in the discount rate, were determined using actuarially-based techniques and methodologies and have been included in other operating expenses in the Company’s consolidated statements of operations.

Considerable subjectivity, variability and judgment are inherent in professional liability risk estimates. Although management believes that the amounts included in the Company’s consolidated financial statements are adequate and reasonable, there can be no assurances that the ultimate liability for professional liability matters will not exceed management’s estimates. If actual indemnity losses and loss expenses exceed management’s projections of claim activity and/or the projected claim payment duration differs from management’s estimates, the Company’s reserves could be materially adversely affected. Additionally, there can be no assurances that the reinsurance policies procured by the Insurance Subsidiaries will be adequate for the Company’s professional liability profile.

Ascension Health Lawsuit. On February 14, 2006, HMA announced the termination of non-binding negotiations with Ascension Health (“Ascension”) and the withdrawal of a non-binding offer to acquire Ascension’s St. Joseph Hospital, a general acute care hospital in Augusta, Georgia. On June 8, 2007, certain Ascension subsidiaries filed a lawsuit against HMA, entitled St. Joseph Hospital, Augusta, Georgia, Inc. et al. v. Health Management Associates, Inc., in Georgia Superior/State Court of Richmond County claiming that HMA (i) breached an agreement to purchase St. Joseph Hospital and (ii) violated a confidentiality agreement. The plaintiffs claim at least $40 million in damages. HMA removed the case to the U.S. District Court for the Southern District of Georgia, Augusta Division (Case No. 1:07-CV-00104). On July 13, 2010, the plaintiffs filed a motion for partial summary judgment and HMA filed a motion for summary judgment. On March 30, 2011, HMA’s motion for summary judgment was granted as to all of plaintiffs’ claims, except for the breach of confidentiality claim, and plaintiffs’ motion for partial summary judgment was denied. On June 15, 2011, the case was stayed pending resolution of the appellate process. On July 8, 2011, the plaintiffs filed a notice of appeal to the U.S. Court of Appeals for the Eleventh Circuit (Case No. 11-13069). Oral argument was held on May 22, 2012. On January 24, 2013, the U.S. Court of Appeals for the Eleventh Circuit upheld the granting of HMA’s motion for summary judgment by the U.S. District Court for the Southern District of Georgia, Augusta Division. On February 14, 2013, the plaintiffs filed a petition for a rehearing of their appeal. Management intends to vigorously defend HMA against the allegations in this matter. Management does not believe that the final outcome of this matter will be material.

Medicare/Medicaid Billing Lawsuits. On January 11, 2010, HMA and one of its subsidiaries were named in a qui tam lawsuit entitled United States of America ex rel. J. Michael Mastej v. Health Management Associates, Inc. et al. in the U.S. District Court for the Middle District of Florida, Tampa Division. The plaintiff’s complaint alleged that, among other things, the defendants erroneously submitted claims to Medicare and that those claims were falsely certified to be in compliance with Section 1877 of the Social Security Act of 1935 (commonly known

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14.	Commitments and Contingencies (continued)

as the “Stark law”) and the Anti-Kickback Statute. The plaintiff’s complaint further alleged that the defendants’ conduct violated the False Claims Act. The plaintiff seeks recovery of all Medicare and Medicaid reimbursement that the defendants received as a result of the alleged false certifications and treble damages under the False Claims Act, as well as a civil penalty for each Medicare and Medicaid claim supported by such alleged false certifications. On August 18, 2010, the plaintiff filed a first amended complaint that was similar to the original complaint. On February 23, 2011, the case was transferred to the U.S. District Court for the Middle District of Florida, Fort Myers Division. On May 5, 2011, the plaintiff filed a second amended complaint, which was similar to the first amended complaint. On May 17, 2011, the defendants moved to dismiss the second amended complaint for failure to state a claim with the particularity required and failure to state a claim upon which relief can be granted. On January 26, 2012, the United States gave notice of its decision not to intervene in this lawsuit. On February 16, 2012, the court granted the defendants’ motion to dismiss, without prejudice. The court’s order permitted the plaintiff to file an amended complaint. On March 8, 2012, the plaintiff filed a third amended complaint, which was similar to the first amended complaint and the second amended complaint. On March 26, 2012, the defendants moved to dismiss the third amended complaint on the same bases set forth in earlier motions to dismiss. On March 19, 2013, the U.S. District Court for the Middle District of Florida, Tampa Division, dismissed the third amended complaint with prejudice. On March 28, 2013, the United States of America filed a motion to clarify that the dismissal with prejudice did not relate to the United States. On April 4, 2013, the defendants filed an opposition to the United States’ motion for clarification. The Government’s motion remains pending at this time. On April 16, 2013, the plaintiff filed a motion for relief from judgment and for leave to amend the complaint, and a proposed fourth amended complaint. On April 18, 2013, the plaintiff filed a notice of appeal. On May 2, 2013, the defendants filed an opposition to the plaintiff’s motion for relief from judgment and for leave to amend the complaint for the fourth time. On July 10, 2013, the court denied plaintiff’s motion for relief from judgment and for leave to amend the complaint for the fourth time. The case is now on appeal to the Eleventh Circuit Court of Appeals. On August 26, 2013, plaintiff submitted his initial brief and, on October 15, 2013, defendants filed their answer brief. HMA intends to vigorously defend HMA and its subsidiary against the allegations in this matter.

On July 31, 2013, a qui tam lawsuit captioned United States ex rel. Williams v. Health Management Associates, Inc. was unsealed in the U.S. District Court for the Middle District of Georgia. The complaint alleges that HMA and Walton Regional Medical Center, as well as Tenet Healthcare Corp. and several of its hospitals, engaged in a kickback scheme with Clinica de la Mama, a prenatal clinic, whereby Clinica de la Mama would provide translation and eligibility services in exchange for the referral of Medicaid patients to the defendant hospitals. The State of Georgia filed a similar complaint alleging that these referrals violated the Georgia False Medical Claims Act, the Georgia Medical Assistance Act, and various state laws. HMA has moved to dismiss the relater and State complaints, and its motion is currently pending before the Court. On March 18, 2014, the United States filed a complaint in intervention alleging that the relationship between Clinica de la Mama and Walton violated the federal False Claims Act and common law unjust enrichment and payment by mistake. HMA denies the allegations in these complaints and intends to vigorously defend against these claims.

The United States Department of Health and Human Services, OIG and the DOJ, including the Civil Division and U.S. Attorney’s Offices in the Eastern District of Pennsylvania, the Middle District of Florida, the Eastern District of Oklahoma, the Middle District of Tennessee, the Western District of North Carolina, the District of South Carolina and the Middle District of Georgia, are currently investigating HMA and certain of its subsidiaries. HMA believes that such investigations relate to the Anti-Kickback Statute, the Stark law and the False Claims Act and are focused on: (i) physician referrals, including financial arrangements with HMA’s whole-hospital physician joint ventures; (ii) the medical necessity of emergency room tests and patient admissions, including whether the Pro-Med software that HMA used led to any medically unnecessary tests or admissions; and (iii) the medical necessity of certain surgical procedures. HMA further believes that the investigations may have originated as a result of qui tam lawsuits filed on behalf of the United States. In connection with the investigations, United States Department of Health and Human Services, OIG has requested certain records through subpoenas, which apply system-wide, that were served on HMA on May 16, 2011 and July 21, 2011. On June 10, June 26, and July 11, 2013, HMA received additional subpoenas, which supplement the July 21, 2011 subpoena, from the United States Department of Health and Human Services, OIG regional office in Atlanta, Georgia. On June 12, 2013, HMA received an additional subpoena, which supplements the May 16, 2011 subpoena, from the United States Department of Health and Human Services, OIG regional office in Miami Lakes, Florida. Additionally, Government Representatives have interviewed certain of HMA’s current and former employees. HMA is conducting internal investigations and has met with Government Representatives on numerous occasions to respond to their inquiries. HMA intends to cooperate with the Government Representatives during their investigations. At this time, HMA is unable to determine the potential impact, if any, that will result from the final resolution of these investigations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

14.	Commitments and Contingencies (continued)

Beginning during the week of December 16, 2013 eleven qui tam lawsuits filed by private individuals against HMA were unsealed in various United States district courts. The United States has elected to intervene in all or part of eight of these matters; namely U.S. ex rel. Craig Brummer v. Health Management Associates, Inc. et al. (Middle District Georgia)(“Brummer”), U.S. ex rel. Ralph D. Williams v. Health Management Associates, Inc. et al. (Middle District Georgia) {“Williams”); U.S. ex rel. Scott H. Plantz, M.D. et al. v. Health Management Associates, Inc.,et al. (Northern District Illinois) (“Plantz”); U.S. ex rel. Thomas L. Mason, M.D. et al. v. Health Management Associates, Inc. et al. (Western District North Carolina) (“Mason”); U.S. ex rel. Jacqueline Meyer, et al. v. Health Management Associates, Inc., Gary Newsome et al. (“Jacqueline Meyer”) (District of South Carolina); U.S. ex rel. George Miller, et al. v. Health Management Associates, Inc. (Eastern District of Pennsylvania) (“Miller”); U.S. ex rel. Bradley Nurkin v. Health Management Associates, Inc. et al. (Middle District of Florida) (“Nurkin”); U.S. ex rel. Paul Meyer v. Health Management Associates, Inc. et al. (Southern District Florida) (“Paul Meyer”). The United States has declined to intervene in three of these matters, namely U.S. ex rel. Anita France et al. v. Health Management Associates, Inc. (Middle District Florida) (“France”); U.S. ex rel. Sandra Simmons, v. Health Management Associates, Inc. et al. (Eastern District Oklahoma) (“Simmons”); and, U.S. ex rel. David Napoliello, M.D. v. Health Management Associates, Inc. (Middle District Florida) (“Napoliello”).

During September 2010, HMA received a letter from the DOJ indicating that an investigation was being conducted to determine whether certain HMA hospitals improperly submitted claims for the implantation of ICDs. The DOJ’s investigation covers the period commencing with Medicare’s expansion of coverage for ICDs in 2003 to the present. The letter from the DOJ further indicates that the claims submitted by HMA’s hospitals for ICDs and related services need to be reviewed to determine if Medicare coverage and payment was appropriate. During 2010, the DOJ sent similar letters and other requests to a large number of unrelated hospitals and hospital operators across the country as part of a nation-wide review of ICD billing under the Medicare program. HMA is cooperating with the DOJ in its ongoing investigation, which could potentially give rise to claims against HMA and/or certain of its subsidiary hospitals under the False Claims Act or other statutes, regulations or laws. Additionally, HMA is conducting an internal review of hospital medical records related to ICDs that are the subject of the DOJ investigation. To date, the DOJ has not asserted any monetary or other claims against HMA or its hospitals in this matter and, at this time, HMA is unable to determine the potential impact, if any, that will result from the final resolution of the investigation.

Several HMA hospitals received letters during 2009 requesting information in connection with a DOJ investigation relating to kyphoplasty procedures. Kyphoplasty is a minimally invasive spinal procedure used to treat vertebral compression fractures. The DOJ is currently investigating hospitals and hospital operators in multiple states to determine whether certain Medicare claims for kyphoplasty were incorrect when billed as an inpatient service rather than as an outpatient service. HMA believes that the DOJ’s investigation originated with a False Claims Act lawsuit against Kyphon, Inc., the company that developed the kyphoplasty procedure. The requested information has been provided to the DOJ and HMA is cooperating with the investigation. To date, the DOJ has not asserted any monetary or other claims against the HMA hospitals in this matter. Based on the aggregate billings for inpatient kyphoplasty procedures during the period under review that were performed at the HMA hospitals subject to the DOJ’s inquiry, HMA believes a liability for this claim is probable and an incremental liability was recorded during the quarter ended December 31, 2013, and is recorded in other operating expenses on the consolidated statement of operations.

On February 22, 2012 and February 24, 2012, HHS-OIG served subpoenas on certain HMA hospitals relating to those hospitals’ relationships with Allegiance Health Management, Inc. (“Allegiance”). Allegiance, which is unrelated to HMA, is a post acute health care management company that provides intensive outpatient psychiatric (“IOP”) services to patients. The HMA hospitals that were served subpoenas were: (i) Central Mississippi Medical Center in Jackson, Mississippi; (ii) Crossgates River Oaks Hospital in Brandon, Mississippi; (iii) Davis Regional Medical Center in Statesville, North Carolina; (iv) Lake Norman Regional Medical Center in Mooresville, North Carolina; (v) the Medical Center of Southeastern Oklahoma in Durant, Oklahoma; and (vi) Natchez Community Hospital in Natchez, Mississippi. Each of those hospitals has or had a contract with Allegiance. Among other things, the subpoenas seek: (i) documents related to the hospitals’ financial relationships with Allegiance; (ii) documents related to patients who received IOP services from Allegiance at the HMA hospitals, including their patient medical records; (iii) documents relating to complaints or concerns regarding Allegiance’s IOP services at the HMA hospitals; (iv) documents relating to employees, physicians and therapists who were involved with the IOP services provided by Allegiance at the HMA hospitals; and (v) other documents related to Allegiance, including leases, contracts, policies and procedures, training documents, budgets and financial

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

14.	Commitments and Contingencies (continued)

analyses. The period of time covered by the subpoenas is January 1, 2008 through the date of subpoena compliance. HMA believes that HHS-OIG has served similar subpoenas on other non-HMA hospitals that had contracts with Allegiance. HMA intends to cooperate with the investigations. HMA believes a liability for this claim is probable and a liability was recorded during the quarter ended December 31, 2013, and is recorded in other operating expenses on the consolidated statement of operations.

In the aggregate, an estimate of losses for these claims determined to be probable has been accrued in the amount of $42 million at December 31, 2013. Due to the uncertainties and difficulty in predicting the ultimate resolution of these contingencies, the actual amount could differ from the estimated amount; however, the Company does not believe the ultimate outcome of either of these matters will differ materially from the amounts recorded.

Securities and Exchange Commission Investigation. On April 25, 2013, HMA received a subpoena from the SEC, issued pursuant to an investigation, requesting documents related to accounts receivable, billing write-downs, contractual adjustments, reserves for doubtful accounts, and accounts receivable aging, and revenue from Medicare, Medicaid and from privately insured or uninsured patients. On June 5, 2013, HMA received a supplemental subpoena from the SEC which requests additional financial reports. This investigation is ongoing and HMA is unable to determine the potential course or impact, if any, of this investigation.

In addition to the abovementioned subpoenas and investigations, certain of HMA’s hospitals have received other requests for information from state and federal agencies. HMA is cooperating with all of the ongoing investigations by collecting and producing the requested materials. Because a large portion of HMA’s government investigations are in their early stages, HMA is unable to evaluate the outcome of such matters or determine the potential impact, if any, that could result from their final resolution.

Class Action and Derivative Action Lawsuits. On April 30, 2012, two class action lawsuits that were brought against HMA and certain of its then executive officers, one of whom was at that time also a director, were consolidated in the U.S. District Court for the Middle District of Florida under the caption In Re: Health Management Associates, Inc., et al. and three pension fund plaintiffs were appointed as lead plaintiffs. On July 30, 2012, the lead plaintiffs filed an amended consolidated complaint purportedly on behalf of stockholders who purchased HMA’s common stock during the period from July 27, 2009, through January 9, 2012. The amended consolidated complaint (i) alleges that HMA made false and misleading statements in certain public disclosures regarding its business and financial results and (ii) asserts claims for violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended. Among other things, the plaintiffs claim that HMA inflated its earnings by engaging in fraudulent Medicare billing practices that entailed admitting patients to observation status when they should not have been admitted at all and to inpatient status when they should have been admitted to observation status. The plaintiffs seek unspecified monetary damages. On October 22, 2012, the defendants moved to dismiss the plaintiffs’ amended consolidated complaint for failure to state a claim or plead facts required by the Private Securities Litigation Reform Act. The plaintiffs filed an unopposed stipulation and proposed order to suspend briefing on the defendants’ motion to dismiss because they intended to seek leave of court to file a proposed second amended consolidated complaint. On December 15, 2012, the court entered an order approving the stipulation and providing a schedule for briefing with respect to the proposed amended pleadings. On February 25, 2013, the plaintiffs filed a second amended consolidated complaint, which asserts substantially the same claims as the amended consolidated complaint. As of August 15, 2013, the defendants’ motion to dismiss the second amended complaint for failure to state a claim and plead facts required by the Private Securities Litigation Reform Act was fully briefed and awaiting the Court’s decision. HMA intends to vigorously defend against the allegations in this lawsuit. HMA is unable to predict the outcome or determine the potential impact, if any, that could result from its final resolution.

On January 22, 2013, a putative shareholder derivative action entitled The City of Haverhill Retirement System v. Dauten, et al. was filed in the U.S. District Court for the Middle District of Florida, Tampa Division, purportedly on behalf of HMA against its then directors. HMA was also named as a nominal defendant. The complaint alleges that, among other things, the defendants breached their fiduciary duties to HMA and its stockholders by supposedly causing HMA to undertake a scheme to defraud Medicare by improperly admitting certain emergency room patients as “inpatients” in violation of the False Claims Act and then issuing false and misleading public statements about HMA’s financial outlook and compliance with laws and regulations. The complaint also alleges that the defendants breached their fiduciary duties by exposing HMA to potentially significant civil and criminal penalties as a result of the aforementioned investigations by United States Department of Health and Human Services, OIG and the DOJ as well as the stockholder class action and other ongoing litigation. The complaint seeks monetary damages from the defendants, other than HMA. On February 8, 2013, the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

14.	Commitments and Contingencies (continued)

case was transferred to the U.S. District Court for the Middle District of Florida, Fort Myers Division. On April 10, 2013 the plaintiff filed an amended complaint which asserts the same claims as its prior complaint, but also names two of the Company’s then executives as defendants. On May 15, 2013, the defendants moved to dismiss the amended complaint for threshold lack of derivative standing, for failure to make a demand on the Board, and for failure to state a claim. On June 26, 2013, the plaintiff opposed the defendants’ motion to dismiss, and on August 16, 2013, the plaintiff moved to amend its complaint to add class action claims related to the proposed merger with the Company. On October 31, 2013, the Court entered an order dismissing the plaintiff’s amended complaint as a “shotgun pleading” and granting the plaintiff leave to file a second amended complaint that cured the pleading deficiencies of its previous complaint and that asserted claims related to the proposed merger. The plaintiff filed its second amended complaint on November 14, 2013, which asserts the same claims as the prior complaint, but adds purported class action claims related to the proposed merger, and names as additional defendants HMA’s current directors. On December 16, 2013, the defendants moved to dismiss the second amended complaint. On December 20, 2013, the plaintiff moved for expedited discovery and for oral argument to be scheduled for an anticipated motion for a preliminary injunction prior to the closing of the proposed merger. The defendants filed a brief in opposition to this motion on December 24, 2013. On December 26, 2013, the magistrate judge entered an order denying the plaintiff’s request for expedited discovery and granting leave for the plaintiff to file a separate motion for a preliminary injunction hearing. On February 12, 2014, plaintiffs’ counsel agreed to voluntarily dismiss this action.

On July 23, 2013, an action entitled Town of Davie Police Officers’ Pension Plan v. Dauten, et al. was filed in the Court of Chancery of the State of Delaware. This action purportedly was brought as a class action on behalf of all of HMA’s stockholders, as well as derivatively on behalf of HMA against HMA’s then directors and Wells Fargo Bank, National Association, Wells Fargo Securities, LLC (“Wells Fargo”), and Deutsche Bank Securities Inc. (“Deutsche Bank”). The complaint alleges, among other things, that those directors breached their fiduciary duties (i) by approving a credit agreement in 2011 that contains a change of control covenant which the plaintiff contends will coerce shareholders into supporting the re-election of HMA’s incumbent board of directors and (ii) by not approving Glenview Nominees for election to HMA’s Board of Directors for purposes of seeking a waiver of the change of control covenant. The complaint further alleges that the Wells Fargo and Deutsche Bank defendants aided and abetted such breaches. The complaint seeks declaratory and injunctive relief, including (i) a declaration that those directors breached their fiduciary duties by entering into the credit agreement and (ii) an order permanently enjoining the board of directors from invoking or enforcing the change of control covenant in the credit agreement. The plaintiff also seeks unspecified damages from those directors and an award of attorneys’ fees and costs. On September 20, 2013, the defendants moved to dismiss this action for lack of subject matter jurisdiction, as well as the plaintiff’s failure to make a demand on the Board of Directors and failure to state a claim. On January 24, 2014, the plaintiff moved to dismiss the action as moot and requested an award of attorneys’ fees and costs. The parties have reached a settlement of the matter and a final order of dismissal will be entered.

Wrongful Termination Lawsuit. On or about October 19, 2011, a wrongful termination action was commenced against HMA by Paul Meyer, HMA’s former Director of Compliance. That litigation, entitled Meyer v. Health Management Associates, Inc., was commenced in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida. The plaintiff seeks unspecified compensatory and punitive damages. Mr. Meyer was terminated after insubordinately refusing to cooperate with HMA’s efforts to comply with its obligations under a government subpoena by refusing to return documents belonging to HMA that were in his possession. Moreover, Mr. Meyer’s failure to cooperate with HMA in response to a subpoena was contrary to both the intent and purpose of HMA’s compliance department and HMA’s company-wide compliance program. HMA has filed a counterclaim against Mr. Meyer for breach of contract, conversion and breach of duty of loyalty. The trial in this matter is scheduled to take place during the third quarter of 2014. HMA intends to vigorously defend against the wrongful termination allegations made by Mr. Meyer and HMA does not believe that the final outcome of this matter will be material.

Other. HMA is also a party to various other legal actions arising out of the normal course of its business. Due to the inherent uncertainties of litigation and dispute resolution, HMA is unable to estimate the ultimate losses, if any, relating to each of the Company’s outstanding legal actions and other loss contingencies. Should an unfavorable outcome occur in some or all of its legal and other related matters, there could be a material adverse effect on the Company’s financial position, results of operations and liquidity.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

15.	Quarterly Data (unaudited)

The tables below summarize certain unaudited financial information for each of the quarters in the two-year period ended December 31, 2013.

	Quarters During the Year Ended December 31, 2013
	First	Second	Third (1)	Fourth (2)
	(in thousands)
Net revenue after the provision for doubtful accounts	$1,480,550	$1,455,059	$1,414,782	$1,192,027
Income (loss) from continuing operations	28,683	5,350	(72,789)	(197,234)
Income (loss) from discontinued operations	(330)	(536)	(558)	(4,667)
Net income (loss)	28,353	4,814	(73,347)	(201,901)
Net income (loss) attributable to Health Management Associates, Inc.	23,688	160	(96,645)	(255,742)
Supplemental information (certain items of income (expense) included in income from continuing operations):
Medicare and Medicaid HCIT incentive payments	3,905	17,610	2,015	76,966
Amortization and fair value adjustments related to the interest rate swap contract	(19,540)	(19,316)	(18,855)	(16,922)

	Quarters During the Year Ended December 31, 2012
	First	Second	Third (3)	Fourth (3)
	(in thousands)
Net revenue after the provision for doubtful accounts	$1,475,925	$1,463,652	$1,430,444	$1,465,846
Income from continuing operations	46,187	47,132	49,019	43,147
Loss from discontinued operations	(1,472)	(3,521)	(1,391)	(2,182)
Net income	44,715	43,611	47,628	40,965
Net income attributable to Health Management Associates, Inc.	37,809	35,445	40,943	35,750
Supplemental information (certain items of income (expense) included in income from continuing operations):
Medicare and Medicaid HCIT incentive payments	4,590	1,061	24,224	43,181
Amortization and fair value adjustments related to the interest rate swap contract	(36,721)	(22,260)	(23,921)	(20,268)

(1)	As more fully discussed at Note 10, the loss from continuing operations during the third quarter ended September 30, 2013 included approximately $103 million of change in control and other related expenses related to the removal and replacement of the Company’s board members as a result of the Glenview Consent Solicitation Process.
(2)	As discussed at Note 1, the loss from continuing operations during the fourth quarter ended December 31, 2013 included an increase to the Company’s estimates for contractual reserves of $50.4 million and an increase to its allowance for doubtful accounts as of December 31, 2013 of $175.0 million. In addition, as discussed in Note 14, the Company recorded an accrual for probable loss contingencies during the fourth quarter ended December 31, 2013 of approximately $37 million.
(3)	As more fully discussed at Note 10, the loss from discontinued operations during the quarters ended September 30, 2012 and December 31, 2012 included approximately $1.2 million and $1.8 million, respectively, of long-lived asset impairment charges.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16.	Subsequent Events

The Company evaluated all material events occurring subsequent to the balance sheet date though April 7, 2014, the date the consolidated financial statements were available to be issued, for events requiring disclosure or recognition in the consolidated financial statements.

As discussed in Note 1, the Merger with Merger Sub was completed on January 27, 2014, with HMA becoming an indirect, wholly-owned subsidiary of CHS. In connection with the financing activities of the Merger, CHS utilized proceeds from the financing to repay at closing the amounts outstanding under the Company’s 2016 Senior Notes, the 2020 Senior Notes and the Credit Facilities. In addition, CHS commenced a tender offer for the 2028 Notes, which were repaid on or prior to March 31, 2014.

17.	Supplemental Condensed Consolidating Financial Statements

In conjunction with the Merger on January 27, 2014, a wholly-owned subsidiary of CHS issued 5.125% Senior Secured Notes due 2021 and 6.875% Senior Notes due 2022 (the “Notes”). Along with other subsidiaries of CHS, HMA and certain of its direct and indirect wholly-owned subsidiaries have fully and unconditionally guaranteed these Notes on a joint and several basis, and, through supplemental indentures with the respective trustees executed subsequent to the Merger, provided similar guarantees of other existing notes of CHS. The following condensed consolidating financial statements present the guarantor subsidiaries, non-guarantor subsidiaries, eliminations and consolidated HMA as defined in the terms of the Notes and supplemental indentures presented in accordance with SEC Regulation S-X 3-10 “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered”.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

17.	Supplemental Condensed Consolidating Financial Statements (continued)

Health Management Associates, Inc.

Condensed Consolidating Statement of Operations

Year Ended December 31, 2013

(in thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net revenue before the provision for doubtful accounts	$3,932,520	$2,768,864	$—	$6,701,384
Provision for doubtful accounts	(744,520)	(414,446)	—	(1,158,966)

Net revenue	3,188,000	2,354,418	—	5,542,418

Salaries and benefits	1,473,374	1,196,742	—	2,670,116
Supplies	609,375	310,251	—	919,626
Rent expense	81,119	86,873	—	167,992
Other operating expenses	938,187	510,532	—	1,448,719
Medicare and Medicaid HCIT incentive payments	(59,898)	(40,598)	—	(100,496)
Change in control and other related costs	7,039	125,994	—	133,033
Equity in the earnings of consolidated subsidiaries	260,609	—	(260,609)	—
Depreciation and amortization	252,775	138,218	—	390,993
Interest expense	273,253	8,001	—	281,254
Write-off of deferred debt issuance costs	584	—	—	584
Other	4,681	(2,753)	—	1,928

	3,841,098	2,333,260	(260,609)	5,913,749

(Loss) income from continuing operations before income taxes	(653,098)	21,158	260,609	(371,331)
Income tax benefit (provision)	136,254	(913)	—	135,341

(Loss) income from continuing operations	(516,844)	20,245	260,609	(235,990)
Loss from discontinued operations, including gains/losses on disposals, net of income taxes	—	(6,091)	—	(6,091)

Net (loss) income	(516,844)	14,154	260,609	(242,081)
Net income attributable to noncontrolling interests	—	(18,528)	—	(18,528)
Accretion of redeemable equity securities	—	(67,930)	—	(67,930)

Net (loss) income attributable to Health Management Associates, Inc.	$(516,844)	$(72,304)	$260,609	$(328,539)

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

17.	Supplemental Condensed Consolidating Financial Statements (continued)

Health Management Associates, Inc.

Condensed Consolidating Statement of Comprehensive Income

Year Ended December 31, 2013

(in thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net (loss) income	$(516,844)	$14,154	$260,609	$(242,081)
Components of other comprehensive income before income taxes attributable to:
Interest rate swap contract
Reclassification adjustments for amortization of expense into net income	70,317	—	—	70,317
Available-for-sale securities Unrealized gains, net	858	3,609	—	4,467

Other comprehensive income before income taxes	71,175	3,609	—	74,784
Income tax expense related to items of other comprehensive income	(27,491)	(1,263)	—	(28,754)

Other comprehensive income, net	43,684	2,346	—	46,030

Comprehensive (loss) income	(473,160)	16,500	260,609	(196,051)
Comprehensive income attributable to noncontrolling interests	—	(18,528)	—	(18,528)
Accretion of redeemable equity securities	—	(67,930)	—	(67,930)

Comprehensive (loss) income attributable to Health Management Associates, Inc.	$(473,160)	$(69,958)	$260,609	$(282,509)

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

17.	Supplemental Condensed Consolidating Financial Statements (continued)

Health Management Associates, Inc.

Condensed Consolidating Balance Sheet

December 31, 2013

(in thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Current assets:
Cash and cash equivalents	$24,512	$5,459	$—	$29,971
Available-for-sale securities	67,047	—	—	67,047
Accounts receivable, net	350,072	396,871	—	746,943
Supplies, prepaid expenses and other assets	140,836	88,657	—	229,493
Deferred income taxes and other income tax receivables	174,954	—	—	174,954
Restricted funds	—	33,541	—	33,541
Assets of discontinued operations	—	10,293	—	10,293

Total current assets	757,421	534,821	—	1,292,242
Property, plant and equipment, net	2,407,295	1,166,306	—	3,573,601
Investments in consolidated subsidiaries	753,737	—	(753,737)	—
Restricted funds	—	131,333	—	131,333
Intercompany receivables	3,620,466	—	(3,620,466)	—
Goodwill	672,266	370,046	—	1,042,312
Deferred charges and other assets	151,147	194,016	—	345,163

Total assets	$8,362,332	$2,396,522	$(4,374,203)	$6,384,651

Current liabilities:
Accounts payable	$134,740	$62,048	$—	$196,788
Accrued expenses and other current liabilities	269,746	212,184	—	481,930
Deferred income taxes	8,068	—	—	8,068
Current maturities of long-term debt and capital lease obligations	108,022	7,378	—	115,400

Total current liabilities	520,576	281,610	—	802,186
Deferred income taxes	385,116	—	—	385,116
Long-term debt and capital lease obligations, less current maturities	3,563,619	85,569	—	3,649,188
Intercompany payables	—	3,620,466	(3,620,466)	—
Other long-term liabilities	177,541	274,209	—	451,750

Total liabilities	4,646,852	4,261,854	(3,620,466)	5,288,240

Redeemable equity securities	—	320,130	—	320,130
Stockholders’ equity:
Total Health Management Associates, Inc. stockholders’ equity (deficit)	3,715,480	(2,208,006)	(753,737)	753,737
Noncontrolling interests	—	22,544	—	22,544

Total stockholders’ equity (deficit)	3,715,480	(2,185,462)	(753,737)	776,281

Total liabilities and stockholders’ equity	$8,362,332	$2,396,522	$(4,374,203)	$6,384,651

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

17.	Supplemental Condensed Consolidating Financial Statements (continued)

Health Management Associates, Inc.

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2013

(in thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
Net cash provided by continuing operating activities	$87,919	$138,657	$226,576

Cash flows from investing activities:
Acquisitions of hospitals and other ancillary health care businesses	(425)	(183,099)	(183,524)
Additions to property, plant and equipment	(166,690)	(107,485)	(274,175)
Proceeds from sales of assets and insurance recoveries	92	16	108
Purchases of available-for-sale securities	(486,594)	—	(486,594)
Proceeds from sales of available-for-sale securities	545,503	—	545,503
Decrease in restricted funds, net	—	(9,208)	(9,208)

Net cash used in continuing investing activities	(108,114)	(299,776)	(407,890)

Cash flows from financing activities:
Proceeds from long-term debt borrowings	623,900	—	623,900
Principal payments on debt and capital lease obligations	(488,644)	(4,665)	(493,309)
Payments of debt issuance costs	(1,588)	—	(1,588)
Proceeds from exercise of stock options	27,949	—	27,949
Cash payments to noncontrolling shareholders	—	(28,861)	(28,861)
Changes in intercompany balances, net	(187,960)	187,960	—
Equity compensation excess income tax benefits	19,056	—	19,056

Net cash (used in) provided by continuing financing activities	(7,287)	154,434	147,147

Net decrease in cash and cash equivalents before discontinued operations	(27,482)	(6,685)	(34,167)
Net cash provided by discontinued operations	—	4,965	4,965

Net decrease in cash and cash equivalents	(27,482)	(1,720)	(29,202)
Cash and cash equivalents at the beginning of the year	51,993	7,180	59,173

Cash and cash equivalents at the end of the year	$24,511	$5,460	$29,971